UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE14A

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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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MYERS INDUSTRIES, INC.

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NOTICE OF 2020

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

1293 South Main Street — Akron, Ohio 44301

March 23, 2020

Dear Fellow Shareholders,

It is a privilege to work on behalf of Myers shareholders as Chairman of its Board of Directors. I am writing to update you on our work.

In October, with David Banyard’s departure from the Company, the board acted swiftly and decisively in naming our Executive Vice President, Chief Legal Officer, and Corporate Secretary Andrean Horton as Interim President and CEO. During this transition, Andrean has been capably supported by other members of the team, including our two segment group presidents, Chris DuPaul and Mike Valentino, and Executive Vice President and CFO Kevin Brackman. The Company's management has also been strengthened by the September hiring of Tom Harmon, our Vice President and Chief Human Resources Officer.

We were actively engaged in finding a new CEO, and a search committee comprised of board members (led by director and Corporate Governance and Nominating Committee Chair Bruce Lisman) worked diligently and quickly to attract and select the best possible candidate. We were very pleased to announce the selection of Mike McGaugh as Myers’ new President, Chief Executive Officer, and director effective April 6, 2020. Mike most recently served as Executive Vice President and Chief Operating Officer of BMC Stock Holdings, Inc. and previously served The Dow Chemical Company for over 20 years in global business leadership roles.

The board, including in very recent strategy sessions, is focusing the Company on revenue growth -- encompassing both new products and potential related acquisitions. Already, our Distribution segment has seen positive results. Until 2018, sales had been declining every year since 2012. Last year, however, organic sales increased by 1.7% and the acquisition of Tuffy Manufacturing (announced in late August) is expected to be accretive to Myers’ earnings.

Our largest segment, Material Handling, suffered from a decline in earnings last year. To put this into context, however, despite a 15% decline in sales, the segment increased its adjusted EBITDA margin by 130 basis points, thanks to management's continual attention to driving efficiencies.

The board was highly engaged throughout 2019. In fact, there were a total of ten full board meetings and a total of fifteen regular committee meetings. All directors attended a board meeting and plant tour at our Scepter facility in Miami, Oklahoma. I want to thank the entire Miami team for their kind hospitality (even during a tornado warning!).

Effective with this year’s annual meeting, we will be making one change to our Committee Chairs. After over a decade of superb service in the role, Bob Stefanko will be transitioning off as Audit Chair. He will be succeeded by director Jane Scaccetti, who is currently Audit Chair of Penn National Gaming. She joins Bruce Lisman and Sarah Coffin as Chairs of the Corporate Governance and Nominating and Compensation Committees, respectively. Fortunately, we are retaining Bob’s wise counsel as a director.

We continue to incorporate best practices in our corporate governance. For example, we conduct annual elections for all directors; ensure there is an independent board chair and committees comprised exclusively of independent board members; and utilize the services of an independent third party to facilitate annual self-evaluations of our board performance.

The committee system is central to our governance structure. Each of the Audit and Compensation Committees reviews and approves all proposed changes and adjustments (affecting earnings and employee compensation) at their respective committee meetings on a quarterly basis.

Our Compensation Committee continues to work to optimize the Company’s compensations program, ensuring that management’s short- and long-term incentives are properly aligned with shareholders’ interests. The Corporate Governance and Nominating Committee is charged with overseeing board training and evaluation, as well as continuing board succession. The Audit Committee continues to work closely with our outside independent accounting firm and internal financial staff to ensure the quality of our financial controls.

Environmental stewardship and corporate responsibility are likewise very important to Myers – and something about which several shareholders have inquired on an ongoing basis. We incorporate environmental consciousness into all aspects of our operations by, among other measures, recycling and reprocessing plastic scrap in our facilities. We also manufacture returnable packaging products and implement and maintain recycling programs. We conserve energy whenever we can and focus on sustainability, as well. The board remains focused on the Company’s safety record, which thankfully remains well below the industry average. We continue to strive for zero injuries at our facilities, and last year our recordable injuries were reduced by one-third (our injury rate is about half that of the industry). We are also working to increase employee engagement and satisfaction within the organization. To that end, we completed an engagement survey last year, in which 91% of all employees responded.

As I mentioned in last year’s letter, we changed the method (but not the actual dollar equivalent) of director pay. Beginning a year ago, the stock portion of director pay was granted at the beginning of the year, with vesting at year end, rather than granted at year end (in April, 2019, for instance, Directors’ stock grants vested at about $24/share). Directors’ annual cash retainer has been $55,000 since 2018, and was $52,500 from 2015.

For the fourth consecutive year, we reached out to all shareholders owning more than 1% of Myers’ outstanding shares, offering to meet on governance issues. We contacted our top shareholders representing approximately three-quarters of total outstanding shares. We were gratified by the results of the “say on pay” proposal at last year's annual meeting, when more than 30 million shares voted “for” and less than 700,000 shares voted “against.”

During 2019, the total return (including dividends) for Myers’ stock was 13.8%, compared to 31.5% for the S&P 500 (the return for smaller companies like Myers was generally less than that index). Although this one year performance was relatively disappointing, we believe that one year is not an appropriate gauge of long-term performance, and are gratified about our internal improvements and opportunities for long-term growth.

As always, we welcome feedback from our shareholders. Shareholders may send communication by email to governance@myersind.com or by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member, or Non-Management Directors, as the case may require), c/o Chief Legal Officer and Secretary, Myers Industries, Inc. 1293 Main Street South, Akron, Ohio 44301, as outlined more completely in our Communication Procedures for Interested Parties and Shareholders available on the Company’s website www.myersindustries.com.

Your board remains very active and engaged and we begin 2020 firmly committed to building long-term shareholder value at Myers. Thank you for your support of the Company and confidence in our efforts on your behalf.

Sincerely,

F. Jack Liebau, Jr.
Chairman of the Board

************

Dear Shareholders,

The Board of Directors of Myers Industries, Inc. (“Myers Industries” or the “Company”) has fixed the close of business on March 6, 2020, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held on April 29, 2020 (the “Annual Meeting”). This Proxy Statement, together with the related proxy card and our 2019 Annual Report to Shareholders, is being mailed to our shareholders on or about March 23, 2020. To be sure that your shares are properly represented at the Annual Meeting, whether or not you intend to attend the Annual Meeting via live webcast or in person, please complete and return the enclosed proxy card, or follow the instructions to vote by telephone or internet, as soon as possible.

If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at (330) 761-6212.

By Order of the Board of Directors,

Andrean R. Horton
Interim President and Chief Executive Officer

Akron, Ohio

March 23, 2020

THE 2019 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Proxy Statement and the Company’s 2019 Annual Report to Shareholders are available on Myers Industries’ website at:

http://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, April 29, 2020
Time:	9:00 a.m. (EDT)
Location:

The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com and the meeting will be held in person at:

1554 South Main Street, Akron, OH 44301 (subject to federal and state restrictions that may be imposed due to COVID-19 mitigation efforts)

Record Date:	March 6, 2020

Items of Business

1. To elect the nine candidates nominated by the Board of Directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;	4. To consider such other business as may be properly brought before the meeting or any adjournments thereof.
2. To consider and vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;
3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2020; and

The Board of Directors recommends that you vote “FOR” each of the director nominees included in Proposal Number 1 and “FOR” each of Proposal Numbers 2 and 3. The full text of these proposals is set forth in the accompanying Proxy Statement.

How to Vote

By Telephone	By Internet	By Mail	Via Webcast or In Person
You may vote by calling 1-800-690-6903.	You may vote online at www.proxyvote.com.	You may vote by completing and returning the enclosed proxy card.

All shareholders are cordially

invited to attend the Annual

Meeting via live webcast or in

person (if permitted under

current federal or state

restrictions in connection with

COVID-19 mitigation efforts).

PROXY STATEMENT SUMMARY

Below are the highlights of important information you will find in this Proxy Statement.  As this is only a summary, we request you please review the full Proxy Statement before casting your vote.

General Meeting Information
2020 Annual Meeting Date and Time	Wednesday, April 29, 2020 9:00 a.m. EDT
Place

In-person: 1554 South Main Street, Akron, OH 44301 (subject to federal or state restrictions that may be imposed in connection with COVID-19 mitigation efforts)

Online: The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com

Record Date	March 6, 2020
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.

Voting Matters and Board Recommendations
Proposal		Voting Options	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes	Board Recommendation
1.	Election of Directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees	Nominees for election as directors who receive the greatest number of votes cast by holders of common stock represented in person or by proxy at the Annual Meeting will be elected as directors.	Broker non-votes will have no effect on the voting on these matters at the meeting.	FOR EACH NOMINEE
2.	Advisory Vote to Approve Executive Compensation	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy at the Annual Meeting.	Broker non-votes will have no effect on the voting on this matter at the meeting. Abstentions will count against this proposal.	FOR
3.	Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy at the Annual Meeting.	Abstentions and “broker non-votes” will be counted to determine whether or not a quorum is present. Abstentions will count against this proposal.	FOR

2020 Proxy Statement  |  i

PROXY STATEMENT SUMMARY (CONTINUED)

Recent Highlights and Achievements

The Company’s management and its Board of Directors (the “Board” or “Board of Directors”) have developed a strategic vision for the Company, which they have focused on implementing for the past several years. This long-term strategy is guided by three key operating principles:

•	Niche market focus
•	Flexible operations through the use of an asset-light business model
•	Strong cash flow growth

The Company’s mission is to instill a culture where safety and efficiency are part of every aspect of the business and where employees are empowered to act like owners. The Company’s management and Board of Directors work hand-in-hand to develop our strategic vision and together review the Company’s strategy and performance periodically throughout the year.

Myers Industries has made meaningful progress executing its long-term strategy. The Company’s key achievements in 2019 included, among others:

•

Improved adjusted operating income from $40.4 million in 2018 to $42.0 in 2019 and expanded adjusted gross margin by 150 basis points to 33.3%, despite significant market headwinds evidenced by a decrease in net sales from $566.7 million in 2018 to $515.7 million in 2019.

•

Executed strategic transformation actions for our Distribution Segment, which includes enhancements in that segment’s go-to-market strategy, implementation of 80/20 to drive improved contribution margins, and optimization of logistics and overhead costs, resulting in increased EBITDA margin of 8% in the Distribution Segment toward goal of 10% by the end of 2020.

•	Completed acquisition of Tuffy Manufacturing for $18 million in August 2019 to support growth in our Distribution Segment.
•	Generated cash flow from continuing operations of $47.0 million and free cash flow of $36.7 million in 2019.

The Company uses certain non-GAAP measures in this proxy statement. Adjusted income per diluted share from continuing operations, operating income as adjusted, income from continuing operations as adjusted, EBITDA as adjusted, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in Appendix A to this proxy statement.

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PROXY STATEMENT SUMMARY (CONTINUED)

Governance Highlights

Myers Industries’ commitment to sound corporate governance practices has been illustrated through a number of positive actions taken over recent years. We firmly believe that sound corporate governance is in the best interests of our shareholders and strengthens accountability within the organization. The following is a summary of our sound governance practices:

Annual Elections	Yes	Stock Ownership Guidelines for Executives	Yes
Independent Board Chair	Yes	Anti-Hedging and Anti-Pledging Policy	Yes
Nonemployee Director Independence	100%	Code of Conduct and Ethics	Yes
Committee Independence	100%	Board Member Recruiting Guidelines	Yes
Number of Financial Experts	4	Executive Sessions of the Board	Yes
Board Gender Diversity	33%	Anonymous Reporting	Yes
Board and Committees Annual Self-Evaluations	Yes	Clawback Policy	Yes
Over-Boarding Policy	Yes

Director Nominees

You are being asked to vote on the election of the following director candidates.  The candidates listed below are the nominees recommended by the Corporate Governance and Nominating Committee (the “Governance Committee”) and approved by the Board to serve for a one-year term. Detailed information on each director is available starting on page 12.

					Current Committee Memberships
Name	Age	Director Since	Experience	Independent	Audit	Compensation	Governance
Sarah R. Coffin	67	2010	Former CEO, Aspen Growth Strategies, LLC	Yes	●	Chair
Ronald M. De Feo	68	2018	Former President, Chief Executive Officer and Executive Chairman of Kennametal Inc. (NYSE: KMT) and a founding partner of Nonantum Capital Partners, LLC	Yes		●	●
William A. Foley	72	2011	Executive Chairman and former CEO, Libbey Inc. (NYSE: LBY)	Yes		●	●
F. Jack Liebau, Jr. Chairman(1)	56	2015	Former President and CEO of Roundwood Asset Management	Yes	●	●	●
Bruce M. Lisman	73	2015	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM)	Yes		●	Chair
Lori Lutey	55	2018	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)	Yes	●		●
Michael McGaugh(2)	46	2020	President and CEO, Myers Industries, Inc.	No
Jane Scaccetti	65	2016	CEO and founding partner of Drucker & Scaccetti	Yes	●		●
Robert A. Stefanko	77	2007	Former Chairman and EVP of Finance and Administration of A. Schulman, Inc. (former NASDAQ)	Yes	Chair	●
(1)	Mr. Liebau is an ex officio member of each of the Company’s committees.
(2)

As described in the Company’s Current Report on Form 8-K filed on March 16, 2020 and the press release filed as an exhibit to such Current Report, the Board of Directors appointed Mr. McGaugh as the Company’s President and Chief Executive Officer and a director effective April 6, 2020.

2020 Proxy Statement  |  iii

PROXY STATEMENT SUMMARY (CONTINUED)

Board Overview

Myers Industries has an experienced and effective Board focused on shareholder value creation. The Board is currently composed of eight members, all of whom are independent. The charts below highlight the Board’s composition and experience, including the impending appointment of Mike McGaugh as a non-independent director effective April 6, 2020.

Board Composition

Director Qualifications

Directors (number / %)		Skill

9	100%	Executive Leadership

7	78%	Other Public Board Experience

7	78%	Investor Relations

6	67%	Mergers & Acquisitions

7	78%	Global Experience

6	67%	Brand and Marketing

4	44%	Audit Committee Financial Expert

5	56%	Industry Experience / Operational Expertise

iv  |  Myers Industries, Inc.

PROXY STATEMENT SUMMARY (CONTINUED)

Shareholder Engagement

One of our key priorities is conducting robust engagement with our shareholders in order to provide transparency into our business and determine which issues are important to our shareholders. Participants in our engagement programs include executive management, members of the Board of Directors and Investor Relations personnel. Our methods of engagement include:

•	Earnings conference calls
•	Investor conferences
•	One-on-one investor meetings and one-on-one investor conference calls
•	Outreach calls and meetings with shareholders’ corporate governance departments

Shareholder Outreach

We believe engaging in shareholder outreach is an important element of strong corporate governance.  In 2019, in a continuation of the Company’s shareholder outreach efforts that began in 2016, members of our Board and executive management acted on this belief and contacted the top 12 shareholders who own 1% or greater of outstanding shares and represent collectively approximately 75% of total shares outstanding. Following this outreach, we received feedback and questions on corporate governance matters, Board of Directors and management composition, and other items of shareholder interest.

The Company values the input received from these discussions with shareholders. Following these conversations, the Company has continued to emphasize the importance of safety in our operations and has renewed its focus on enhancing sustainable business practices and incorporating environmental consciousness throughout our operations.  Additionally, the Compensation Committee of the Company regularly evaluates the Company’s compensation programs and considers shareholder input in evaluating the programs.

At any time during the year shareholders may access our Annual Report, Proxy Statement, financial presentations, and corporate governance guidelines at www.myersindustries.com.

Shareholder Communications

Shareholders may contact any director, committee of the board, non-management director or the Board through the following:

via U.S. Mail at:

Myers Industries, Inc.

c/o Secretary

1293 South Main Street

Akron, Ohio 44301

via e-mail at:

governance@myersind.com

A toll-free hotline has also been established if an interested party wishes to contact a director, a committee of the Board, a non-management director or the Board by phone. The number is (877) 285-4145 and is available worldwide 24 hours a day, seven days a week.

2020 Proxy Statement  |  v

PROXY STATEMENT SUMMARY (CONTINUED)

Executive Compensation Overview

Myers Industries’ executive compensation program, set forth by the Compensation Committee, is designed to implement our executive pay philosophy to:

•	Attract and retain talented and experienced executives and other key employees
•	Ensure that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value (“pay for performance”)
•	Motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value
•	Reward executives whose knowledge, skills and performance are crucial to our success

Compensation Practices

What We Do	What We Don't Do
Link Pay to Performance	Enter into Employment Contracts
Limited Post-Employment/Change in Control Provisions	Offer Tax Gross-Ups for Change in Control Payments
Grant Awards with Double Trigger Change in Control Provisions	Reprice Underwater Options
Impose Stock Ownership Guidelines	Allow Cash Buyouts of Underwater Options
Retain an Independent Compensation Advisor	Permit Short Sales by Directors, Officers, or Employees
Tally Sheets to Evaluate and Monitor NEO Compensation	Provide Perquisites
Maintain an Executive Compensation Clawback Policy	Allow Hedging or Pledging of Company Stock

vi  |  Myers Industries, Inc.

PROXY STATEMENT SUMMARY (CONTINUED)

Elements of Compensation for 2019

Our 2019 executive compensation program was designed to reinforce the relationship between the interests of our named executive officers (or “NEOs”) and our shareholders.  The objectives and key characteristics of each element of our 2019 executive compensation are summarized below:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year	• Compensation for job performance
• Recognizes individual skills, competencies, and experience
• Generally determined based on an individual’s time in the position, experience, performance, future potential and external market conditions, and peer benchmarking

•    May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial ability to pay base salaries and provide increases, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year

•    Variable cash compensation with 80% tied to the achievement of annual corporate operational goals (currently the Company’s adjusted operating income growth) established by the Compensation Committee each fiscal year to align with corporate strategic goals

•    Added 20% qualitative element with individual performance goals to maintain personal accountability of each NEO

•    Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentives (performance stock unit awards, stock options, and restricted stock units)	3 years	• Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests by aiding in the retention of high-quality executives

•    Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives (the Company’s three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales) designed to enhance shareholder value

• Helps build executive stock ownership, consistent with our stock ownership objectives
• Encourages retention through multi-year vesting

2020 Proxy Statement  |  vii

PROXY STATEMENT SUMMARY (CONTINUED)

2019 CEO and CFO Target Compensation Mix(1)

2019 CEO Target Compensation Mix(2)

2019 CFO Target Compensation Mix

____________________

(1)

“Fixed” compensation includes salary and service-based restricted stock; “variable” compensation includes annual bonuses, performance stock units and stock options; “long-term” compensation includes stock options, performance stock units and restricted stock, and “short-term” compensation includes salary and annual bonuses.

(2)	Based on CEO target compensation prior to Mr. Banyard’s voluntary resignation on October 25, 2019.

viii  |  Myers Industries, Inc.

Myers Industries, Inc.

Proxy Statement

2020 Proxy Statement  |  1

2  |  Myers Industries, Inc.

Corporate Governance and Compensation Practices and Policies

The Board of Directors is committed to maintaining sound corporate governance and a compensation structure that promotes the best interests of our shareholders.

Corporate Governance Guidelines

The Company has adopted “Corporate Governance Guidelines” and a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees.  Each of our corporate governance policies is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersindustries.com.

Corporate Governance and Compensation Practices

Shareholder Outreach

We consider the opinions expressed by shareholders through their votes, periodic meetings and other communications and believe that shareholder engagement leads to enhanced governance practices. In 2016, we implemented a proactive investor outreach program which includes contacting shareholders who own 1% or more of our outstanding shares.

In 2019, the Company and members of the Board continued to conduct considerable shareholder outreach, through which we requested input from our twelve largest institutional investors and other shareholders collectively holding approximately 75% of our outstanding shares. Following this outreach, we received feedback and questions on corporate governance matters, changes to the Board of Directors and management, and other items of shareholder interest.

We value shareholder views and insights and expect to continue to dialogue with our shareholders.

Annual Elections

In accordance with best practices, all of our directors are elected annually.

Independent Board Chair

•	Since October 2009, the Company has maintained an independent Board Chair. F. Jack Liebau, Jr. has served as the independent Chair since the 2016 Annual Meeting of Shareholders
•	The Company believes this leadership structure is appropriate as it further aligns the interests of the Company and our shareholders by ensuring independent leadership of the Board
•	The independent Board Chair serves as a liaison between our directors and the Company’s management and helps to maintain open communication and discussion by the Board
•	Our independent Chair is an ex officio member of each of our standing committees
•

Duties of the Board Chair are specified in the Charter of the Chairman of the Board of Directors and include serving in a presiding capacity, coordinating the activities of the Board, and such other duties and responsibilities as the Board may determine from time-to-time. This charter is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com

2020 Proxy Statement  |  3

Board and Committee Independence

•

Periodic Review of Director Independence:  The Board of Directors reviews the independence of each director using the current standards for “independence” established by the New York Stock Exchange (“NYSE”) and other applicable regulations and considers any other material relationships a director may have with the Company as disclosed in annual director and officer questionnaires. The Company’s Corporate Governance Guidelines provide that a majority of the Board of Directors be comprised of independent directors and the charters of each of the Board’s committees require that all committee members be independent

•

Independence Determination:  The Board has determined that all of the current members of the Board are independent under these standards. Upon his appointment to the Board of Directors effective April 6, 2020, Michael McGaugh will not be considered independent under these standards. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy, and the corporate governance listing standards of the NYSE. In connection with the Board’s determination regarding the independence of each non-management director and nominee, the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, the Board considered the following relationships:

•

Committee Independence:  All members of the Company’s Audit Committee, Compensation Committee and Governance Committee have been determined to be independent directors.  In addition, the Board has determined that the members of the Audit Committee and Compensation Committee meet the additional independence criteria required for such committee membership under the applicable NYSE listing standards

•

Other Relationships:  Except as set forth in this Proxy Statement, neither the Company nor any of the Board nominees or any of their associates have or will have any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party

Director Resignation Policy

•

Pursuant to the Company’s director resignation policy, in an uncontested election, any incumbent director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election (and with respect to such incumbent director’s election at least 25% of the Company’s shares outstanding and entitled to vote thereon were “Withheld” from the election of such director) shall submit an offer of resignation to the Board of Directors

•	The Governance Committee will then recommend to the Board whether to accept or reject any tendered resignations, and the Board will decide whether to accept or reject such tendered resignations
•	The Board’s decision will be publicly disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”)
•

If an incumbent director’s tendered resignation is rejected, he or she will continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. If an incumbent director’s tendered resignation is accepted, then the Board will have the sole discretion to fill any resulting vacancy to the extent permitted by the Company’s Amended and Restated Code of Regulations

Over-Boarding Policy

The Company has adopted a policy that the maximum number of public company boards on which a non-CEO director may sit is five (including our Board) and the maximum number of public company boards on which a CEO director may sit is three (including our Board).

4  |  Myers Industries, Inc.

Board Role in Risk Oversight

The Board annually reviews the Company’s strategic plan, which addresses, among other things, the Company’s risks and opportunities. Certain areas of oversight are delegated to the relevant Committees of the Board and the Committees regularly report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Every year, management conducts an enterprise-wide risk assessment of the Company and each of its business segments and presents the assessment to the Board for review. The focus of this assessment includes a review of strategic, financial, operational, compliance, reputational and technology (IT) objectives and risks for the Company. In addition:

•	Audit Committee: The Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company
•

Compensation Committee: The Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies

•	Governance Committee: The Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning

Each committee also considers the reputational risk implicated by the oversight responsibilities described above.

Clawback Policy

The Company maintains a “Clawback Policy” that provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance (whether or not based upon misconduct) with financial reporting requirements under the federal securities laws. The Clawback Policy is administered by the Compensation Committee and applies to current and former executive officers and such other employees who may from time to time be deemed subject to the policy by the Compensation Committee.

Succession Planning

Our Board, in coordination with the Governance Committee, oversees succession planning for the CEO and other officers of the Company. As part of its succession planning oversight, the Board reviews the senior management team’s experience, skills, competence and potential, to help assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and execute the Company's strategic vision.

Stock Ownership Guidelines

The Company maintains “Stock Ownership Guidelines” whereby our executive officers and non-employee directors are expected to hold a specified amount of our common stock.  These expectations are as follows:

•	CEO: 5X annual base salary
•	Executive Vice Presidents (CFO and CLO): 3X annual base salary
•	Vice Presidents (including CHRO): 1X annual base salary
•	Non-Employee Directors: 5X annual cash Board retainer

The executive officers and non-employee directors have five years from the date they become subject to the guidelines to attain the ownership requirement. These “Stock Ownership Guidelines” are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.

Anti-Hedging and Pledging Policy

The Company prohibits directors, officers and employees from engaging in any hedging or pledging transactions with respect to Company shares.

2020 Proxy Statement  |  5

Board Member Recruiting Guidelines

The Company’s Board Member Recruiting Guidelines outline the process for nominating potential director candidates for consideration by the Governance Committee. These recruiting guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.

Executive Sessions of the Board and Committees

The Board has a policy requiring the non-management directors, both as to the Board and Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2019, the Board and each Committee met regularly in executive session as follows: Board, ten times; Audit Committee, six times; Compensation Committee, six times; and the Governance Committee, three times.

Presiding Directors

The Chairman of each Committee was selected as the Presiding Director for each Committee executive session.

Anonymous Reporting

The Audit Committee maintains procedures, including a worldwide telephone “hotline,” which allows employees and interested parties to report any financial or other concerns anonymously as further detailed under “Shareholder Communication with Directors” below.

Code of Ethics

We have a “Code of Ethics and Business Conduct,” which incorporates a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel,” which embodies our commitment to ethical and legal business practices, as well as satisfying the NYSE requirements to implement and maintain such policies. The Board expects all of our officers, directors and other members of our workforce to act ethically at all times. This policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com.

Annual Board and Committee Self-Assessments

The Board conducts annual self-assessments of the Board, as well as of the Audit Committee, the Compensation Committee, and the Governance Committee, to assist in determining whether the Board and its Committees are functioning effectively. In late 2017 through 2018, the Board conducted self-assessment evaluations with the assistance of outside counsel and reviewed the results as a Board. In 2019, evaluations were conducted by an independent consultant and feedback was provided to the Board, committees and individual directors. The Board intends to utilize this consultant process every third calendar year.

Shareholder Communication with Directors

Our Board provides the following methods for interested parties and shareholders to send communications to a director, to a Committee of the Board, to the non-management directors, or to the Board:

Written Communication

Interested parties may send such communications by e-mail to governance@myersind.com or by mail or courier delivery addressed as follows:

Board of Directors (or Committee Chairman, Director or Non-Management Directors, as the case may be)

c/o Secretary

Myers Industries, Inc.

1293 South Main Street

Akron, Ohio 44301

6  |  Myers Industries, Inc.

All communications directed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded unopened or unread to the Chairman of the Governance Committee. The Chairman of the Governance Committee in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. For communications addressed to a particular director or the Chairman of a particular Committee of the Board, however, the Secretary will forward those communications, unopened or unread, directly to the person or Committee Chairman in question.

Toll Free Hotline

The Company maintains a “hotline” for receiving, retaining and addressing complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns.

The hotline is maintained by an independent third party. Interested parties may also use this hotline to communicate with the Board.

Any interested party may contact a director, a Committee of the Board, the non-management directors, or the Board through the toll free hotline at (877) 285-4145.

The hotline is available worldwide, 24 hours a day, seven days a week. Note that all reports made through the hotline are directed to the Chairman of the Audit Committee and the Secretary. We do not permit any retaliation of any kind against any person who submits a complaint or concern under these procedures.

Corporate Responsibility

At Myers Industries, we are committed to helping our customers make the world a safer and more efficient place. We provide bulk packaging that is more easily cleaned than other solutions. We provide stronger, rigid packaging for safe stacking and storage of food and beverage products. In addition, we provide a wide selection of storage bins to help our customers organize their workplace and drive efficiency. We also provide world-leading tire pressure monitoring systems so that our end users have the proper and safest pressure in their car tires. Ultimately, we incorporate safety and environmental consciousness into our products, and into all aspects of our operations.

Ethics, Cultures and Values

Myers Industries is built on a foundation of quality, ethics, hard work and dedication which begins and ends with our people.

We believe in providing our employees with a supportive work environment that fosters individual thinking and personal accountability.  We expect employees to be responsible not only for their personal success within the organization, but also for the success of the organization as a whole.

Here are the values that serve, collectively, as our daily compass:

Bias for Action: From top to bottom, we have a preference for action. That means we each take personal ownership, expect to be held accountable, and make proactive decisions – even when there is risk.

Analytical, Results-Oriented: We take an analytical approach to ideas and problem-solving, and focus our efforts on achieving the challenging goals we’ve set forth. However, we also learn from our mistakes, all for the sake of driving continuous improvement.

Customer Intimacy: By always seeking to understand our customers’ needs, values, and motivations, we can serve them in the best way possible. That way, we can connect with and network within our target clients.

Open, Candid, Non-Political: While we encourage speaking candidly and challenging the status quo, we also listen to each other’s perspectives and seek to understand competing ideas and opinions.

Flexible: Change, variety, and ambiguity are inevitable. We embrace this and take the initiative to explore new methods and viewpoints.

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Humble: Being humble means focusing on the success of the team instead of self-recognition, as well as seeking out opportunities to support others.

Process: Process is everything, and it’s what allows us to execute initiatives in an organized manner, create structured implementation plans, and anticipate potential problems.

Environmental Impact and Sustainable Business Practices

Myers Industries has a long-standing respect for the environment.  Today, we incorporate environmental consciousness into every aspect of our operation – from using recycled products in our lunch rooms and recycling office paper, to recycling and reprocessing plastic scrap in our factories, to taking steps to prevent water, air and land pollution by conserving energy whenever possible.

The Company has instituted a Sustainability Committee to develop and oversee our long-term sustainable business practices.  The team is responsible for establishing key metrics, goals and reporting standards across the company.

We also encourage our businesses to explore certifications. Our Ameri-Kart and Scepter Canada locations have ISO 9001 certifications and our Scepter US location is actively pursuing ISO 14001 certification.

As a result of continuous improvement efforts, Myers Industries has identified and acted upon practices that incorporate energy efficiency, waste reduction and utilization of environmentally friendly raw materials.

Energy Efficiency

✓	Our asset light business model requires fewer pieces of energy dependent equipment at our facilities.
✓

We replace propane powered forklifts with pallet jacks and electric powered forklifts which do not need oil, spark plugs, pistons, belts, or catalytic converters and do not have a reason for an exhaust.

✓

As we upgrade and renovate facilities, CFL or incandescent bulbs are replaced with light-emitting diode (LED) bulbs which require much less wattage and are long lasting. We also install fans that mix the hot air at the ceiling with the cold air at the floor, creating a uniform temperature and reducing energy usage for heating by up to thirty-percent (30%). For example, Akro-Mils completed energy efficient improvements at its Wadsworth, Ohio facility including:

•

instillation of LED lighting and signage, occupancy sensors, fluorescent T5 and T8 lights and wall-packs as well as an interior lighting system with less power density than the energy code standard in its new warehouse,

•	energy efficiency upgrades of injection molding machines, and
•	new cooling towers with variable frequency drives (VFDs) replaced cooling tower pumps with VFDs

As a result, the company now consumes less electricity, and new molding machines have increased production speed saving approximately 2,348,550 kWh and reducing CO2 by 4,361,600 pounds annually.

Waste Reduction and Recycling

✓

Our re-usable packaging products replace expendable packaging, preventing expendable packaging from being sent to a landfill. Some of our products have been in-use, out in the marketplace, for over twenty (20) years.

✓

As part of our maintenance and repair program, we re-furbish our product molds. This reduces plastic waste material called flash and the need to re-grind or handle the product during processing which, in turn, improves safety.

✓	Buckhorn has managed a year-over-year improvement in recycling content efforts, and Akro-Mils recycles most materials unless contaminated.
✓	Patch Rubber Company’s continuous improvement processes have resulted in greater first pass yield and less start-up and other scrap generation:
•	the first pass yield on the mixer, which is a measure of how much of the original material added into the mixer is usable without re-work or repair has risen from 95% to 98%.
•	scrap generation on the 4-roll calender has been reduced by ~50%.
•	continuous improvement processes on the 3-roll calendar have resulted in a first pass yield increase from 60% to 95%.

8  |  Myers Industries, Inc.

✓

In 2017, Scepter’s Toronto facility utilized outside resources to help identify opportunities for reuse and recycling. In a one-year period, the site recycled over 695 thousand pounds of material, including plastic, paper, corrugated, wood and metal.

✓	Myers Tire Supply’s Distribution Center in Akron, Ohio:
•	partners with FedEx who returns the pallets that are shipped from the Distribution Center each day so they can be re-used,
•	has an arrangement with a neighboring business to pick-up and re-use skids that the neighboring business would have otherwise sent to a landfill, and
•	re-uses full size corrugated boxes to ship products versus recycling or disposing of these boxes.

Environmentally Friendly Raw Materials

✓	We’ve worked to ensure that colorants used in our plastics manufacturing do not contain lead or other heavy metals. Today, 100% of the colorants we use are free of these materials.
✓

Within our Material Handling Segment, the businesses set goals and strategies to increase the amount of re-processed and re-grind resin (vs. virgin resin) used in the manufacturing of plastic products. For example:

•	in 2018, Akro-Mils increased its use of regrind material by 72,000 pounds per month and has been targeting increased usage annually.
•	our Scepter Oklahoma location has an on-site pelletizer to re-process scrap in-house, versus re-grinding the scrap.
•	Buckhorn buys/takes back our products which are re-ground and the material re-processed.

In addition to our own environmental responsibility, we also encourage our customers to focus on sustainability by providing alternative solutions in manufacturing materials, transportation methods and product end-use.

Health & Safety

The health and safety of our employees, our customers, and our end-users is at the forefront of each business decision we make:

✓

We maintain an Environmental Health and Safety Policy and Principles that all employees are expected to understand and promote (this policy is available on the Corporate Governance page accessed from the Investor Relations page of our website at www.myersindustries.com).

✓	Our ultimate goal is to achieve zero injuries through continued focus on our culture and our core safety programs.
✓	All of our manufacturing sites and distribution centers maintain safety committees that strive to identify and implement best practices in environmental health and safety. For example,
•	Ameri-Kart supervisors hold “Toolbox Talks” with team members to regularly discuss safety procedures.
•	Jamco, Patch Rubber Company and Akro-Mils contract with outside safety professionals to hold monthly safety training and other related activities.
•	Patch Rubber Company completes a process hazard analysis (PHA) every three years.
•	Patch Rubber Company and Buckhorn use daily continuous improvement meetings to review near-miss reports and safety observations, and to track follow-up corrective actions.
✓	We engage employees, provide training, and ensure competency in safe work practices and procedures.
✓	Scepter, Ameri-Kart and other locations leverage a formal ergonomics improvement process to identify and correct material handling risk factors.
✓	We utilize the DuPont™ STOP™ safety training observation program.
✓	Our OSHA recordable incident rate is well below the industry average and has been for a number of years.

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Our People

We strive to provide our employees with financial, personal, and physical well-being through our comprehensive and highly competitive pay and benefits packages, as well as by providing access to a variety of innovative and flexible employee health and wellness programs.

We also invest in our people through annual employee development programs, including web-based training solutions and an improved Learning Management System that increases efficiency and compliance.

We are working to improve the factors that drive employee engagement and satisfaction within our organization, as we believe that an engaged and enthusiastic workforce is key to achieving our organizational goals. In 2019, we completed an engagement survey with all of our employees across the company. The survey included 63 questions, and 91% of employees responded. Following the survey we conducted employee feedback sessions across the organization to better understand the results.  Action plans are now in place. For example, we’ve implemented an employee rewards and recognition software platform focused on improving employee connection and collaboration.

As we cultivate the future of our workforce, we are also taking steps to further promote diversity. For example,

✓	Jamco partners with their local Catholic Church to hire from the refugee population, and
✓	Ameri-Kart’s “Second Chance” program provides a recruiting platform to help reintegrate persons who have previously served correctional time and meet the program’s criteria.

Community Impact

At Myers Industries, we believe that sharing our success in the communities where we do business is key to community development.  With the help of our employees, we strive to create a positive impact on our communities, making them better places to live and work.

Myers Industries community involvement can be any combination of financial contributions, leadership assistance, or employee volunteering in local civic and charitable organizations.

Charitable Contribution Program

Our goal is to support organizations, projects, and programs that encourage the development and well-being of local communities. While our employees have the opportunity to donate time and funds to the community organizations of their choice, Myers Industries is strongly connected to and focused on the following areas of impact:

✓	Education and Youth Development
✓	Community and Civic Development
✓	Health and Social Services
✓	Environmental Efforts

Each year, the Charitable Contributions Committee will designate funds for charitable contribution to organizations that complement the categories above and meet these requirements:

✓	The organization has federal, tax-exempt 501(c)(3) status
✓	The organization adheres to all anti-discrimination laws, including but not limited to age, race, disabilities, sexual orientation, religion, and civil rights
✓	A representative from the organization fully completes a contribution application which can be obtained from the Myers Industries’ executive office

10  |  Myers Industries, Inc.

Certain categories of nonprofit organizations / requests are not eligible to receive a charitable contribution from Myers Industries. These include:

✓	Political parties, lobbying groups, or candidates
✓	Labor organizations
✓	Individual person(s) or family
✓	Nonprofit athletic event or athletic event sponsorship (excludes Special Olympics)
✓	Registration fees

Myers Industries also provides a matching gifts program for employee donations made to qualified nonprofit organizations meeting the criteria outlined above.

Employee Relations and Workplace Environment

We are committed to providing a safe and open work environment where we empower our employees to achieve their full potential, regardless of differences in gender, age, ethnic background, culture, religion, sexual orientation, or physical ability. We strive to provide our employees with financial, personal and physical well-being through our comprehensive and highly competitive pay and benefits packages as well as by providing access to a variety of innovative, flexible and convenient employee health and wellness programs. We also invest in our people through annual employee development and engagement programs, including web-based training solutions.

2020 Proxy Statement  |  11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies. The members of the Governance Committee have recommended, and the independent members of the Board of Directors have nominated, the persons listed below as nominees for the Board of Directors.

Each of the below nominees has consented:

•	to serve as a nominee,
•	to being named as a nominee in this Proxy Statement, and
•	to serve as a director if elected.

If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES

Name	Age	Director Since	Independent	Occupation
Sarah R. Coffin	67	2010	Yes	Former CEO of Aspen Growth Strategies, LLC
Ronald M. De Feo	68	2018	Yes	Former President, Chief Executive Officer and Executive Chairman of Kennametal Inc. (NYSE: KMT) and a founding partner of Nonantum Capital Partners, LLC
William A. Foley	72	2011	Yes	Executive Chairman of the Board and former CEO, Libbey Inc. (NYSE: LBY)
F. Jack Liebau, Jr.	56	2015	Yes	Former President and CEO of Roundwood Asset Management
Bruce M. Lisman	73	2015	Yes	Former Chairman of the Global Equity Division, JP Morgan Chase & Co.
Lori Lutey	55	2018	Yes	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)
Michael McGaugh*	46	2020	No	President and CEO of Myers Industries, Inc. (effective April 6, 2020)
Jane Scaccetti	65	2016	Yes	CEO and founding partner of Drucker & Scaccetti
Robert A. Stefanko	77	2007	Yes	Former Chairman and EVP of Finance and Administration of A. Schulman, Inc.
*

As described in the Company’s Current Report on Form 8-K filed on March 16, 2020 and the press release filed as an exhibit to such Current Report, the Board of Directors appointed Mr. McGaugh as the Company’s President and Chief Executive Officer and a director effective April 6, 2020. The appointment of Mr. McGaugh as a director fills the vacancy on the Board created by the voluntary resignation of R. David Banyard, the Company’s former President and Chief Executive Officer, effective October 25, 2019.

12  |  Myers Industries, Inc.

NOMINEE INFORMATION

SARAH R. COFFIN Age: 67 Director since: 2010 Committees: Compensation (Chair) Audit	Business Experience:
	•	Former Chief Executive Officer of Aspen Growth Strategies, LLC, an investment company
	•	Former Executive Vice President, Hexion and Senior Vice President, Noveon, Inc. (now Lubrizol), both specialty chemical and polymer producers in the industrial market space
Current and Former Directorships:
	•	Director of FLEXcon, a privately held manufacturer of pressure-sensitive films and adhesives
	•	Former Director and Chair of the Compensation Committee of SPX Corporation (NYSE: SPXC) (now SPX Corporation and SPX Flow), a global industrial equipment and manufacturing company
	•	Former Director of Huttenes-Albertus International, an international manufacturer of chemical products for the foundry industry
Skills and Expertise:
	•	Former division and global leader in multiple companies with extensive merger and acquisition responsibility
	•	Substantial senior level executive experience in marketing, distribution and operations
	•	Background in the polymer and specialty chemicals industries
	•	Broad experience in governance, audit, compensation and leadership with public, private and non-profit boards

RONALD M. DE FEO	Business Experience:
Age: 68 Director since: 2018 Committees: Compensation Governance	•	Founding partner of Nonantum Capital Partners, LLC, a private equity firm
	•	Former President, Chief Executive Officer, and Executive Chairman of Kennametal Inc. (NYSE: KMT), a supplier of tooling and industrial materials
	•	Former Chief Executive Officer of Terex Corporation (NYSE: TEX), manufacturer of lifting and material handling solutions for a variety of industries
	•	Various marketing and leadership positions at Case Corporation, Tenneco Inc. (NYSE: TEN), and Procter & Gamble (NYSE: PG)
Current and Former Directorships:
	•	Trustee for Iona College
	•	Former Executive Chairman and Director of Kennametal Inc.
	•	Former Chairman of Terex Corporation
Skills and Expertise:
	•	Over 20 years of senior management and industrial experience
	•	Extensive experience with public and private company boards, corporate governance, mergers and acquisitions, brand and marketing

2020 Proxy Statement  |  13

WILLIAM A. FOLEY Age: 72	Principal Occupation: Executive Chairman of the Board of Libbey Inc. (NYSE: LBY), a producer of consumer and industrial glassware
Director since: 2011 Committees: Compensation Governance	Business Experience:
	•	Former Chief Executive Officer of Libbey Inc. (NYSE: LBY)
	•	Former Chairman and Chief Executive Officer of Blonder Home Accents, a distributor of wallcoverings and home accents
	•	Former Chairman and Chief Executive Officer of Thinkwell Incorporated
	•	Former President of Arhaus Inc., a private brand name furniture company
	•	Former Chairman, President and Chief Executive Officer of Lesco Incorporated, a manufacturer, distributor and retailer of professional lawn care and golf course management products
Skills and Expertise:
	•	Over 30 years of senior management experience, both domestic and international
	•	Provides wide-ranging acquisition, joint venture, business and market development experience
	•	Extensive experience in broad scale plastics manufacturing, as well as consumer and distribution businesses
	•	Experience with best practices on public company boards, particularly in governance, compensation and leadership

F. JACK LIEBAU, JR. Age: 56 Director since: 2015 Chairman of the Board Committees: Audit* Compensation* Governance* *ex officio	Business Experience:
	•	Former President and Chief Executive Officer of Roundwood Asset Management, a subsidiary managing public equities for Alleghany Corporation’s insurance companies
	•	Former President and Founder, Liebau Asset Management Company, which managed money for individuals, foundations, and corporations
	•	Former Partner and Portfolio Manager for Davis Funds and Primecap Management Company, investment management firms
Current and Former Directorships:
•

Non-Executive Chairman of the Board and Member of Special Investigations Limited Company, a private, Virginia-based professional services company and government contractor in the information technology, cybersecurity, investigations, and intelligence sectors

	•	Former Director of The Pep Boys, a nationwide auto parts retailer
	•	Former Director of Herley Industries, Inc., a defense technology company
	•	Former Director of Media General, Inc., then an owner of newspapers and television stations
	•	Former Vice President of Andover Alumni Council
	•	Current Director and CFO of the Edwin Gregson Foundation
	•	Former Director and Finance Committee Chair of Kidspace Children’s Museum
Skills and Expertise:
	•	Vast financial, strategic, executive and investment experience working with companies in a wide range of industries
	•	Experience in corporate governance and in serving on both corporate and non-profit boards
	•	Experience working effectively with management teams, analyzing strategic options, and communicating with various constituencies
	•	Extensive financial experience, including qualification under SEC rules as an Audit Committee Financial Expert

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BRUCE M. LISMAN Age: 73 Director since: 2015 Committees: Compensation Governance (Chair)	Business Experience:
	•	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM), a global financial services firm and banking institution
	•	Former Co-Head of the Global Institutional Equity Division, Bear Stearns Companies, Inc.
Current and Former Directorships:
	•	Director of Associated Capital Group (NYSE: AC), a diversified global financial services company
	•	Lead Director of PC Construction, an engineering and construction company
	•	Director of National Life Group, a mutual life insurance company
	•	Member of the board of American Forests
	•	Former Director of The Pep Boys, a nationwide auto parts retailer
	•	Former Director of Central Vermont Public Service (now part of Green Mountain Power), a public energy company
	•	Former Director of Merchants Bancshares, a bank holding company (now part of Community Bank System, Inc.)
	•	Former member of the boards of BRUT, Inc., Vermont Electric Power Company, Inc., STRYKE Trading, the University of Vermont, and the Vermont Symphony Orchestra
Skills and Expertise:
	•	Experience as a chair, vice chair, and committee chair/member in a broad range of businesses and civic organizations
	•	Extensive executive and investment experience

Lori Lutey Age: 55 Director since: 2018 Committees: Audit Governance	Business Experience:
	•	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)
	•	Former Vice President of Finance of FedEx Services
	•	Former Vice President and Chief Financial Officer of FedEx Trade Networks
	•	Former Vice President of Finance and Administration of FedEx Supply Chain Services
Current and Former Directorships:
	•	Director of PS Logistics, a private flatbed transportation solution provider
	•	Former Director, Inner Explorer, a non-profit organization whose mission is to provide mindfulness to PreK-12 classrooms
Skills and Expertise:
	•	Extensive experience with strategic and financial management and leadership of overall company performance
	•	Extensive financial and accounting experience, including qualification under SEC rules as an Audit Committee Financial Expert

2020 Proxy Statement  |  15

Michael McGaugh Age: 46 Director since: 2020 Committees: None	Principal Occupation: President, Chief Executive Officer, and Director of Myers Industries, Inc.
Business Experience:
	•	Former Executive Vice President and Chief Operating Officer of BMC Stock Holdings, Inc. (NASDAQ:BMCH), a leading building products manufacturer and distributor focused on growth and innovation
	•	Former Global Director and Global General Manager for The Dow Chemical Company (NYSE:DOW), a global leader in science and technology in the areas of plastics, polymers, and chemicals
	•	Former Global Director, Growth and Innovation portfolio and Global Director, Strategic Marketing, for Dow
	•	Former Vice President and General Manager of Dow Building Solutions, a business unit within Dow that manufactures and sells plastics and polymer based building products such as STYROFOAMTM insulation
	•	Former business leader of multiple plastics and polymer business units at Dow
Skills and Expertise:
	•	Substantial experience leading large public companies and their divisions
	•	Broad background in the plastics and polymers industries
•

Extensive merger, acquisition, and integration experience, having led the Integration Management Office for the merger between Dow/E.I. DuPont de Nemours, and having led several other merger, acquisition, and divestiture transactions

	•	Significant experience in Growth and Innovation, having headed this business unit within Dow as well as having led Strategic Marketing for Dow
	•	Extensive experience in Corporate Strategy and Governance, having held executive roles accountable for these functions at BMC Stock Holdings and Dow
	•	Deep commercial expertise, having led Sales, Marketing, and Purchasing functions for numerous business units and industry segments

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JANE SCACCETTI Age: 65 Director since: 2016 Committees: Audit Governance	Principal Occupation: Chief Executive Officer and founding partner of Drucker & Scaccetti, an accounting and tax advisory firm
Business Experience:
	•	Former partner at Laventhol & Horwath, a national accounting firm
Current and Former Directorships:
	•	Chair of the Audit Committee, Penn National Gaming, Inc. (NASDAQ: PENN), an operator of casinos and racetracks
	•	Director of Mathematica Policy Research, Inc., a non-partisan research organization focused on policy research, data collections and data analytics
	•	Trustee and member of Compliance, Investment and Strategic and Long Term Planning Committees of Temple University
	•	Former Chair of the Board of Temple University Hospital and Temple University Health System
	•	Former member of the board and Chair of the Audit Committee of Nutrition Management Services Company, a provider of comprehensive healthcare food service and facilities management nationwide
	•	Former Chair of the Audit Committee and a member of the Nominations and Governance Committee of The Pep Boys, a nationwide auto parts retailer
	•	Former Director of Keystone Health Plan East, the for-profit Health Maintenance Organization of Independence Blue Cross
Skills and Expertise:
	•	Experience as a chair, vice chair, and committee chair/member in a broad range of businesses
	•	Extensive financial and accounting experience, including qualification under SEC rules as an Audit Committee Financial Expert

ROBERT A. STEFANKO Age: 77 Director since: 2007 Committees: Audit (Chair) Compensation	Business Experience:
	•	Former Chairman of the Board and EVP of Finance & Administration of A. Schulman, Inc. (NASDAQ until August 21, 2018), an international supplier of plastic compounds and resins
Current and Former Directorships:
	•	Former Director and member of the Audit and Compensation Committees of OMNOVA Solutions, Inc. (NYSE), an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces
	•	Former Director of The Davey Tree Expert Company, a tree, shrub and lawn care company
	•	Former Chair of the Finance/Audit Committee and a Director of Akron General Hospital
Skills and Expertise:
	•	Extensive involvement in public company matters, including international, compensation, audit, financial, legal, and various other matters
	•	Extensive financial and accounting experience, including qualification under SEC rules as an Audit Committee Financial Expert
	•	Experience as a director of other public company boards

Each of the foregoing nominees is recommended by the Governance Committee. The Governance Committee believes that each of the nominees possesses certain key attributes that the Governance Committee believes to be important for an effective Board. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director, nominee, or executive officer of Myers Industries to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors, director nominees and executive officers.

The Board of Directors recommends that you vote “FOR” each of the director nominees listed above.

2020 Proxy Statement  |  17

Nominating Process

The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Governance Committee: in writing by any of our shareholders or by our current or past directors, executive officers, or identified by professional search firms retained by the Governance Committee.

Recruiting Guidelines and Director Qualifications

The Company’s Board Member Recruiting Guidelines outline the process for the Governance Committee to recruit and evaluate potential director candidates. These guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com. In considering these potential candidates for nomination to stand for election, the Governance Committee will consider:

•	The current composition of the Board and how well it functions as a group
•	The talents, personalities, and strengths of current directors
•	The value of contributions made by individual directors
•	The need for a person with specific skills, experiences or background relevant to the Company’s strategy to be added to the Board
•	Any anticipated vacancies due to retirement or other reasons
•	Other factors that may enter into the nomination decision

The Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board of Directors and establish a well-rounded Board with diverse views that reflect the interests of our shareholders. The Governance Committee considers diversity as one of a number of factors in identifying nominees for directors; however, there is no formal policy in this regard. The Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.

When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates.

Shareholder Recommendation Policy

The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any of our shareholders that strictly follow the below procedures.  Shareholders making recommendations for directors must:

•	Certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation)
•

Provide the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years

18  |  Myers Industries, Inc.

•	Provide a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director
•

Submit a signed written statement that the shareholder making the recommendation and the proposed nominee will make available to the Governance Committee all information reasonably requested in furtherance of the Governance Committee’s evaluation

•	Provide a letter of recommendation to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301
•	Submit all required information before the close of business on or before November 15th of the year prior to our next Annual Meeting of shareholders

Shareholder Nomination Policy

In accordance with our Amended and Restated Code of Regulations, a shareholder may directly nominate a candidate for election as a director of the Company only if written notice of such intention is received by the Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such Annual Meeting of shareholders or special meeting of shareholders for the election of directors. In the event that the date of such meeting to elect directors is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholder’s intent to nominate a candidate must be received by the Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in Article I, Section 12 of our Amended and Restated Code of Regulations, titled “Advance Notice of Director Nomination” and then send a signed letter of nomination to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. Our Amended and Restated Code of Regulations is available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at: www.myersindustries.com.

Board Committees and Meetings

There were a total of 10 regularly scheduled and special meetings of the Board of Directors in 2019. During 2019, all directors attended at least 75% of the aggregate total number of the meetings of the Board and committees on which they served. Seven of our then current directors and then nominees attended our Annual Meeting in 2019 in person, telephonically, or virtually via the internet. Although we do not have a formal policy requiring directors to attend the Annual Meeting, our directors are encouraged to attend.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee.  Set forth below are the current committee memberships.

Director	Audit Committee	Compensation Committee	Governance Committee
Sarah R. Coffin	X	Chair
Ronald M. De Feo		X	X
William A. Foley		X	X
F. Jack Liebau, Jr.*	X	X	X
Bruce M. Lisman		X	Chair
Lori Lutey	X		X
Jane Scaccetti	X		X
Robert A. Stefanko	Chair	X

*   Mr. Liebau is an ex officio member of each of the Board committees.

In addition to the standing Audit Committee, Compensation Committee and Governance Committee, from time to time, the Board has established, and may establish in the future, special committees to address particular matters.

2020 Proxy Statement  |  19

Audit Committee

6 Meetings Held in 2019

The Audit Committee assists our Board in the oversight and integrity of our financial statements, ensures our structure meets legal and regulatory requirements, and oversees our internal auditing functions, controls, and procedures.  The Board has determined that based on their extensive financial background and expertise, F. Jack Liebau, Jr. (ex officio), Lori Lutey, Jane Scaccetti and Robert A. Stefanko meet the criteria of a “financial expert” under SEC rules. None of our Audit Committee members serve on more than two other public company audit committees.

Audit Committee Functions:

•	Engage the independent registered public accounting firm and responsible for the appointment, compensation and oversight of external auditor
•	Approve all audit and accounting engagements (audit and non-audit)
•	Review the results of the audit and interim reviews
•	Evaluate the independence of the independent registered public accounting firm
•	Review the financial results of the Company with the independent registered public accounting firm prior to their public release and filling of reports with the SEC
•	Direct and supervise special investigations
•	Oversee accounting, internal accounting controls, auditing matters, reporting hotline and corporate compliance programs

See the Audit Committee Report on page 53 for further information regarding the Audit Committee’s activities.

Compensation Committee

6 Meetings Held in 2019

The Compensation Committee administers our executive incentive compensation programs and determines, either as a committee or together with the other independent board members, annual base salaries and incentive compensation awards for our executive officers.

Compensation Committee Functions:

•	Review and approve compensation of executive officers of the Company
•	Review and approve the CEO’s compensation-related corporate goals
•	Evaluate the CEO’s performance
•	Establish and administer the Company’s policies, programs and procedures for compensating its executive officers and directors
•	Review and approve equity award grants
•	Review, assess and monitor the Company’s Stock Ownership Guidelines
•	Oversee regulatory compliance with respect to compensation matters
•	Oversee shareholder communications regarding executive compensation matters
•	Retain outside consultants regarding executive compensation and other matters

20  |  Myers Industries, Inc.

Corporate Governance and Nominating Committee

3 Meetings Held in 2019

The Governance Committee assists the Board in developing and implementing corporate governance guidelines, identifying potential director candidates, determining the size and composition of our Board and its committees, and evaluating the overall effectiveness of our Board.

Governance Committee Functions:

•	Evaluate new director candidates and incumbent directors
•	Recommend nominees to serve on the Board as well as members of the Board’s committees to the independent directors of the Board
•	Recommend and monitor participation in continuing education programs by the directors
•	Oversee succession planning of executive officers and directors
•	Identify and evaluate CEO candidates

Committee Charters and Policies

The Board has adopted written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Each of the written charters and policies of the Audit Committee, the Compensation Committee, and the Governance Committee are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at: www.myersindustries.com.

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Director Compensation

The Company has structured its non-employee director compensation to attract and retain highly qualified directors and to compensate directors for their service, while also aligning the interests of the directors to the long-term interests of the Company’s shareholders.

In addition to the compensation provided to our non-employee directors, which is described below, our Amended and Restated Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.

2019 Non-Employee Director Compensation

The Company’s non-employee director compensation program maintained in 2019 reflected the recommendations of the Compensation Committee’s compensation consultant based on the consultant’s assessment of market competitiveness. The analysis included pay levels and prevalent practices for retainers, fees, equity-based compensation, and stock ownership guidelines, and affirmed that the Company’s non-employee director compensation program is structured in a manner consistent with good governance, continues to be aligned with best practices, and meets the needs of the Board.

For 2019, each non-employee director received an annual cash retainer of $55,000 and an equity-based award under our 2017 Incentive Stock Plan of Myers Industries, Inc., as Amended and Restated (the “2017 Plan”) of $75,000. Directors who are employees of the Company do not receive any annual retainer. Director cash retainers are paid quarterly in arrears, and the equity based award is granted for directors’ upcoming year of service subject to vesting at the following year’s Annual Meeting of Shareholders. The target value of each equity based award in 2019 was $75,000, based on the fair market value of our common stock on the grant date. Directors may elect to receive an equivalent number of stock units rather than shares of common stock upon vesting, with payment to be made with respect to such stock units when such director ceases to be a member of the Board. For non-employee directors who join the Board between annual meeting dates, the annual equity award is prorated for the portion of the term that such director serves.

The cash portions of the retainers established for 2019 for our non-employee directors’ annual, committee member, and committee chair service is set forth below.

Compensation Type	2019 Director Compensation
Annual Cash Retainer	$55,000
Annual Equity Based Award	$75,000
Supplemental Annual Cash Retainer
Committee Members	$10,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$20,000
Chair of Governance & Nominating Committee	$16,000
Board Chair	$90,000
Ad-Hoc Committee Members	$10,000
Ad-Hoc Committee Chairman	$15,000

22  |  Myers Industries, Inc.

The following table shows the compensation paid to our non-employee directors for their service during 2019.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sarah R. Coffin	$ 85,000	75,006	—	—	—	$160,006
Ronald M. De Feo	$ 75,000	75,006	—	—	—	$150,006
William A. Foley	$ 75,000	75,006	—	—	—	$150,006
F. Jack Liebau, Jr.	$145,000	75,006	—	—	—	$220,006
Bruce M. Lisman	$ 88,500	75,006	—	—	—	$163,506
Lori Lutey	$ 75,000	75,006	—	—	—	$150,006
Jane Scaccetti	$ 75,000	75,006	—	—	—	$150,006
Robert A. Stefanko	$ 90,000	75,006	—	—	—	$165,006

(1)

Except as otherwise noted, Stock Award amounts do not reflect compensation actually received by the directors. For non-employee directors who served on the Board in 2019, the amounts shown reflect the grant date fair market value of 4,144 restricted stock units awarded to the non-employee directors on April 24, 2019 with respect to their service commencing on that date until the 2020 Annual Meeting of Shareholders, at which time their awards will vest unless the director elects to receive stock units and defer receipt of common stock until he or she ceases to be a member of the Board for any reason whatsoever, at which time the Company shall make a payment to the director of one share for every stock unit then held as payment with respect to each such stock unit. Ms. Coffin, Mr. Foley, and Mr. Stefanko each elected to so defer their respective Stock Awards granted in 2019.

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PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Myers Industries, pursuant to Section 14A of the Securities Exchange Act of 1934, provides shareholders with the opportunity to cast an annual advisory vote on executive compensation (“Say-on-Pay”). The Compensation Committee has designed our executive compensation program (as described further in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this Proxy Statement) principally as follows:

Executive Compensation Objectives		Executive Compensation Elements
•	Provide competitive compensation packages to attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success	•	Base salary
		•	Annual cash bonus opportunities
		•	Long-term incentives, such as equity based performance awards
		•	Benefits
•

Align our executives with shareholders to help ensure that the actual compensation paid to our executive officers correlates with financial performance (“pay for performance”) and motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value by providing:

O  Short-term performance incentives with objective performance goals through an annual bonus plan focused on operating performance

O  Long-term performance incentives that provide rewards for achieving long-term strategic initiatives through the use of performance based stock units, stock option grants, and other service based awards under our 2017 Plan

		•	Long-term incentives, such as equity based performance awards, stock option grants, and other service based awards
		•	Annual cash bonus opportunities

•	Reward executives whose knowledge, skills and performance are crucial to our success	•	Base salary
		•	Annual cash bonus opportunities
		•	Long-term incentives, such as equity based performance awards

Result of 2019 Advisory Vote on Executive Compensation

At the 2019 Annual Meeting of shareholders, over 97% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of our named executive officers. The Compensation Committee evaluated those results as evidencing shareholder general support of the current structure of our executive compensation program.

2020 Advisory Vote on Executive Compensation

We are presenting the following proposal, which gives you, as a shareholder, the opportunity to endorse or not endorse our compensation program for our NEOs by voting “FOR” or “AGAINST” the following resolution.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Although the advisory vote is non-binding, the Board values shareholders’ opinions, and the Compensation Committee will review the results of the vote and consider shareholders’ concerns and take those matters into account when considering future decisions concerning our executive compensation program.

Our advisory Say-on-Pay vote occurs annually with the next advisory vote at the Annual Meeting in 2021.

The Board of Directors recommends that you vote “FOR” Proposal 2 relating to the approval of the Company’s executive compensation.

24  |  Myers Industries, Inc.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers (“NEOs”), whose compensation for 2019 is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement.

NAMED EXECUTIVE OFFICERS (“NEOs”)
R. David Banyard(1)	President and Chief Executive Officer
Andrean Horton(1)	Interim President and Chief Executive Officer, Chief Legal Officer, and Secretary
Kevin Brackman	Executive Vice President and Chief Financial Officer
Thomas Harmon(2)	Vice President and Chief Human Resources Officer

(1)  Mr. Banyard served as President and Chief Executive Officer and director through his voluntary resignation effective October 25, 2019. Ms. Horton was appointed as Interim President and Chief Executive Officer effective October 25, 2019, in addition to her offices as Chief Legal Officer and Secretary.

(2) Mr. Harmon was appointed Vice President and Chief Human Resources Officer on September 30, 2019.

Overview

The Compensation Committee is responsible for overseeing our executive compensation plans and policies, administering our equity plans, and approving all compensation for our NEOs.

Compensation Philosophy

The Compensation Committee believes that the Company’s NEOs should be paid in a manner that attracts the best-available talent, drives performance, encourages an appropriate sensitivity to risk, and encourages and rewards increases in shareholder value. This philosophy is achieved through the Company’s base salary, annual bonus opportunity, long-term incentive plan and other benefits, which are described in greater detail later in this Proxy Statement. Myers Industries’ NEOs are compensated in a manner consistent with the Company’s strategy, competitive practice, sound compensation governance principles, and shareholder interests.

The Compensation Committee’s goals are to:

•	Attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success
•	Ensure that the actual compensation paid to our executive officers correlates with financial performance (“pay for performance”)
•	Motivate our executive officers to pursue, and reward them for achieving, short-term and long-term Company goals that are intended to deliver shareholder value

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Our Strategy and Pay for Performance Approach to Executive Compensation

The Company’s mission is to instill a culture where safety and efficiency are part of every aspect of the business and where employees are empowered to act like owners.  The Company has developed a long-term strategic vision for the Company, guided by three key operating principles:

•	Niche market focus
•	Flexible operations through the use of an asset-light business model
•	Strong cash flow growth

The Company’s compensation program is designed to compensate the Company’s NEOs in a manner consistent with the Company’s mission and near and long-term strategic vision. The Company’s compensation program seeks to achieve this through the mixture of base pay, short and long-term incentives, and the provision of other benefits.  Base pay and other benefits provide appropriate compensation to attract and retain talent. Short-term incentives are tied to the achievement of Company growth with targets intended to advance the long-term strategic vision of the Company. Long-term incentives, which in 2019 comprised from 38% to 56% of each NEOs’ target compensation and which are primarily comprised of equity awards, provide executives with an ownership stake in the Company (emphasizing the “act like owners” principle of the Company) and help drive long-term shareholder value creation. Further, long-term incentive awards are based on performance metrics (EBITDA and free cash flow as a percentage of sales) that support the achievement of the Company’s operating principles.

Performance Highlights and Key Achievements in 2019

In 2019, we achieved the following:

•

Improved adjusted operating income from $40.4 million in 2018 to $42.0 in 2019 and expanded adjusted gross margin by 150 basis points to 33.3%, despite significant market headwinds evidenced by a decrease in net sales from $566.7 million in 2018 to $515.7 million in 2019.

•

Executed strategic transformation actions for our Distribution Segment, which includes enhancements in that segment’s go-to-market strategy, implementation of 80/20 to drive improved contribution margins, and optimization of logistics and overhead costs, resulting in increased EBITDA margin of 8% in the Distribution Segment toward goal of 10% by the end of 2020.

•	Completed acquisition of Tuffy Manufacturing for $18 million in August 2019 to support growth in our Distribution Segment.
•	Generated cash flow from continuing operations of $47.0 million and free cash flow of $36.7 million in 2019.

Highlights of our 2019 NEO compensation program were as follows:

•	Results of Objective Performance Metrics: Incentive payouts with respect to 2019 were commensurate with our business and financial achievements:
•

Based on the Company’s adjusted operating income growth in 2019 of 3.1% (excluding impact of the Tuffy Manufacturing acquisition) compared to the growth goals of 11.6% at target and 34.0% at maximum, incentive awards under our 2019 annual plan were earned at 27.8% of the targeted level for all NEOs.

•	For the Company’s long-term incentive program’s three-year performance period ending in 2019,
•	the Company achieved three-year cumulative adjusted EBITDA of $192.7 million which, based on the target level of $217.4 million, resulted in no vesting of 50% of our long-term incentive awards, and
•

the Company achieved three-year total free cash flow as a percentage of sales of 7.9% which, based on the target level of 6.1%, resulted in vesting of the other 50% of our long-term incentive awards at 187% of the three year targeted level.

26  |  Myers Industries, Inc.

•

Revised Elements of 2019 Annual Incentive Plan: The Compensation Committee determined to include in our 2019 annual incentive plan a qualitative element for each NEO based on individual performance, weighted at 20% of the total annual incentive opportunity with payouts ranging from zero to two times of target, resulting in a possible 0% to 40% of total annual bonus opportunity for each NEO. The 2019 results for each NEO are described below under “Annual Bonus Performance – 2019 Objectives and Achievements.”

The Company uses certain non-GAAP measures in this proxy statement. Adjusted income per diluted share from continuing operations, operating income as adjusted, income from continuing operations as adjusted, EBITDA as adjusted, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in Appendix A to this proxy statement.

Checklist of Compensation Practices

Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The Compensation Committee and senior management, with assistance from our independent compensation advisor, develop competitive pay programs for our executives and we follow the basic tenets set forth below:

WHAT WE DO	WHAT WE DON’T DO
Link Pay to Performance	Enter into Employment Contracts
Use Double Trigger Change in Control Provisions in Awards	Offer Tax Gross-Ups for Change in Control Payments
Impose Stock Ownership Guidelines	Reprice Underwater Options
Retain an Independent Compensation Advisor	Allow Cash Buyouts of Underwater Options
Use Tally Sheets to Evaluate and Monitor NEO Compensation	Permit Short Sales by Directors, Officers, or Employees
Maintain an Executive Compensation Clawback Policy	Offer Executive Perquisites
Limit scope of Post-Employment/Change in Control Benefits	Allow Hedging or Pledging of Company Stock

Elements of 2019 Compensation

Our executive compensation program consists of elements designed to provide an integrated and competitive total pay package: base salary, annual bonus, long-term incentives and benefits.  A majority of the compensation package for NEOs is performance-based and the metrics are focused on paying for growth.

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Description of Compensation Elements

Our 2019 executive compensation program was designed to reinforce the relationship between the interests of our NEOs and our shareholders and is comprised of three primary components: base pay (salary), annual cash bonus and long-term incentives. The objectives and key characteristics of each element of our 2019 executive compensation program are summarized below:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year	•	Compensation for job performance
			•	Recognizes individual skills, competencies, and experience
			•	Generally determined based on an individual’s time in the position, experience, performance, future potential, external market conditions, and peer benchmarking
•

May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial ability to pay base salaries and provide increases, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year	•

Variable cash compensation with 80% tied to the achievement of annual corporate operational goals (currently the Company’s adjusted operating income growth) established by the Compensation Committee each fiscal year to align with corporate strategic goals

			•	Added 20% qualitative element with individual performance goals to maintain personal accountability of each NEO
			•	Aligns interests of executives with shareholders, with amount earned dependent on Company and individual performance objectives designed to enhance shareholder value

	Long-Term Incentives (performance stock unit awards, stock options, and restricted stock unit awards)	3 years	•	Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests consistent with strategic goals
•

Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving long-term Company performance objectives (the Company’s three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales) designed to enhance shareholder value

			•	Helps build executive stock ownership consistent with our stock ownership objectives
			•	Encourages retention of executive management team through multi-year vesting

28  |  Myers Industries, Inc.

NEO Target Compensation Mix

We believe in linking pay for performance. The following graphs indicate the percentage of each NEO’s total target direct compensation that is attributable to base salary, target bonus, and target long-term incentives. For Mr. Banyard, the percentages were applicable during his service as President and Chief Executive Officer through October 25, 2019. For Ms. Horton, the percentages are based on her role as Executive Vice President, Chief Legal Officer, and Secretary and do not reflect the supplemental monthly payment of $25,000 she received beginning October 1, 2019, during her appointment as Interim President and Chief Executive Officer. For Mr. Harmon, the percentages are based on his participation in the Company’s compensation programs for 2020. Mr. Harmon’s participation in our 2019 annual incentive plan was pro-rated for the period of his employment during 2019 based on a target opportunity of 50% of his base salary. Mr. Harmon also received on September 30, 2019, the following onboarding awards (i) a cash award of $100,000 which is subject to disgorgement if Mr. Harmon’s employment with the Company is terminated prior to September 30, 2021, and (ii) an award of restricted stock units valued at $100,000 which will vest in two equal installments on the second and third anniversary of the grant subject to his continued employment on those dates. The target compensation mix for Ms. Horton, Mr. Brackman, and Mr. Harmon does not reflect the one-time retention awards they received on October 16, 2019, in connection with the departure of Mr. Banyard. Each cash retention award was $100,000 and was subject to vesting in two equal installments on the first and second anniversary of the grant. Each restricted stock unit retention award was valued at $100,000 and was subject to vesting in three equal installments on the first three anniversaries of the grant, conditioned on continued employment on those dates.

2020 Proxy Statement  |  29

How Compensation is Determined

The Company believes its practices are consistent with the practices of a company of its size, reflect best practices regarding the governance of executive pay programs and reflect the executive pay program’s objectives of delivering competitive and appropriate pay aligned with our shareholders’ interests.

The Compensation Committee refers to market data to benchmark and help establish pay opportunities for the NEOs that are competitive for a company of our size in our industry, and for the role and experience of the individual executive. The Compensation Committee generally considers a range around the market median when establishing compensation levels for the NEOs.

As part of its annual review and consideration of the benchmarking process used to assess the Company’s pay levels and pay programs for its executives, the Compensation Committee and its independent compensation consultant conduct an executive compensation market analysis that draws from third-party compensation surveys and publicly available data for a group of peer companies (“Compensation Peer Group”). The Compensation Committee annually reviews the Compensation Peer Group, with input from the Committee’s independent compensation consultant, to evaluate whether the composition of the group remains relevant for the ensuing calendar year, with consideration of certain quantitative and qualitative criteria, including: (1) companies within approximately 40% to 250% of the Company’s revenue, (2) companies operating within the Company’s industries and end-markets, and (3) companies with similar focus and/or business complexity. Our Compensation Committee regards the Company’s comparison to these companies as reference points only because finding direct publicly-traded peers within the lower end of our revenue range is difficult and does not seek to establish any specific benchmark in reference to these companies or to require changes in our executive compensation to match changes in these companies’ compensation.

The following companies comprised the Compensation Peer Group for executive compensation benchmarking purposes in 2019.

$ in millions

Company Name	Industry	Revenue	Market Cap
Altra Industrial Motion Corp.	Industrial Machinery	$1,830	$2,340
Park-Ohio Holdings Corp.	Industrial Machinery	$1,656	$358
Advanced Drainage Systems, Inc.	Building Products	$1,385	$2,672
Milacron Holdings Corp.	Industrial Machinery	N/A	N/A
Chart Industries, Inc.	Industrial Machinery	$1,299	$2,463
Standard Motor Products, Inc.	Auto Parts & Equipment	$1,133	$1,002
Alamo Group Inc.	Construction Machinery & Heavy Trucks	$1,119	$1,480
Dorman Products, Inc.	Auto Parts & Equipment	$991	$2,470
Neenah, Inc.	Paper Products	$938	$1,180
Commercial Vehicle Group, Inc.	Construction Machinery & Heavy Trucks	$935	$220
Stoneridge, Inc.	Auto Parts & Equipment	$834	$804
OMNOVA Solutions Inc.	Specialty Chemicals	$736	$454
TriMas Corporation	Industrial Machinery	$723	$1,400
Motorcar Parts of America, Inc.	Auto Parts & Equipment	$514	$418
Lindsay Corporation	Agricultural & Farm Machinery	$441	$952
The Gorman-Rupp Company	Industrial Machinery	$398	$980
Core Molding Technologies, Inc.	Commodity Chemicals	$301	$55
	2019 Revenue	2019 Market Cap
Myers Industries	$516	$593

Based on the annual evaluation of the Compensation Peer Group conducted in late 2019, the Compensation Committee determined to eliminate certain companies for 2020 due to acquisitions or impending acquisitions (Milacron Holding and Omnova Solutions) or due to becoming significantly larger than the Company (Park-Ohio Holdings, Altra Industrial Motion, and Advanced Drainage Systems), and added several companies as being size and industry comparatively appropriate (Spartan Motors, Standex International, ESCO Technologies, and Raven Industries). Accordingly, the following companies will comprise the Compensation Peer Group for executive compensation benchmarking purposes in 2020.

30  |  Myers Industries, Inc.

Company Name	Industry	Revenue	Market Cap
Chart Industries, Inc.	Industrial Machinery	$1,299	$2,463
Standard Motor Products, Inc.	Auto Parts & Equipment	$1,133	$1,002
Alamo Group Inc.	Construction Machinery & Heavy Trucks	$1,119	$1,480
Dorman Products, Inc.	Auto Parts & Equipment	$991	$2,470
Spartan Motors, Inc.	Specialty Vehicle Mfg and Assembly	$941	$485
Neenah, Inc.	Paper Products	$938	$1,180
Commercial Vehicle Group, Inc.	Construction Machinery & Heavy Trucks	$935	$220
Stoneridge, Inc.	Auto Parts & Equipment	$834	$804
Esco Technologies	Aviation & Space Filtration & Fluid Control	$821	$2,400
Standex International Corporation	Diversified Global Manufacturing	$790	$982
TriMas Corporation	Industrial Machinery	$723	$1,400
Motorcar Parts of America, Inc.	Auto Parts & Equipment	$514	$418
Lindsay Corporation	Agricultural & Farm Machinery	$441	$952
The Gorman-Rupp Company	Industrial Machinery	$398	$980
Raven Industries, Inc.	Technology Engineering and Manufacturing	$389	$1,214
Core Molding Technologies, Inc.	Commodity Chemicals	$301	$55

Consistent with the objectives of our executive pay philosophy of attracting and retaining a talented and experienced executive management team and other key employees, paying for performance, motivating our executive officers to achieve short-term and long-term Company goals that will enhance shareholder value, and rewarding executives whose knowledge, skills, and performance are crucial to our success, actual compensation may be above or below the median for executives in similar roles at companies of similar size and complexity, depending on an evaluation of several factors including, but not limited to, time-in-position, experience, performance, and future potential. We believe this approach is appropriate as it is intended to attract and retain key executives, but does not position our compensation costs out of line with expected or actual performance.

Compensation Elements in 2019

Base Salary

Base salary provides a fixed element of compensation that competitively rewards our NEOs’ individual skills, competencies, experience and performance. Additionally, the base salaries provide our NEOs with income regardless of the Company’s stock price performance, which acts as a risk-balancing measure in that it helps to avoid incentives to create short-term stock price fluctuations.  Furthermore, it helps mitigate elements beyond the control of the Company, like general economic and stock market conditions unrelated to Company performance.

The Company does not have written employment agreements with our NEOs. The Board and Compensation Committee annually review the performance of the CEO and the CEO’s corporate goals and objectives and, in connection with this review, may recommend a merit-based increase to the CEO’s base salary.

For the other NEOs, base salary adjustments are based on recommendations by the CEO to the Compensation Committee. In making such adjustments, the Company’s performance and the individual NEO’s scope of work, performance and competitive benchmarks are considered.

For 2019, the base salaries of all NEOs were maintained at the same levels in effect at the end of calendar year 2018 as shown in the table below, although Mr. Harmon’s base salary of $340,000 was established upon his appointment as Vice President and Chief Human Resources Officer on September 30, 2019. Ms. Horton began receiving a supplemental monthly payment of $25,000 commencing October 1, 2019, and continuing for the period during which she serves as the Company’s Interim President and Chief Executive Officer, but such amount is not considered as part of her base salary for compensation related purposes such as short-term or long-term incentive compensation opportunities. Mr. Banyard’s base salary remained in effect through his voluntary termination on October 25, 2019.

2020 Proxy Statement  |  31

2019 NEO Base Salaries and Adjustments

Name	% Increase	Salary
David Banyard	0.0%	$718,940
Andrean Horton(1)	0.0%	$375,000
Kevin Brackman	0.0%	$350,000
Thomas Harmon	N/A	$340,000
(1)

Ms. Horton’s base salary does not reflect a supplemental monthly payment of $25,000 that commenced on October 1, 2019 for the period during which she serves as the Company’s Interim President and Chief Executive Officer.

2019 Short-Term Incentives

The Company’s annual incentive plan is a cash-based incentive plan in which our NEOs, along with certain other senior level employees, participate. The annual incentive plan is intended to reward management primarily for annual business growth that will help us achieve our long-term objectives.

Annual Bonus Metrics

For 2019 annual bonuses, performance was determined using the following objective financial metric:

Measure	Alignment with Business Strategy	Weighting
Operating Income Growth	Operating income growth supports the Company’s objective of cash flow growth and allows the Company to reward business performance	80%

The Compensation Committee also included a qualitative element in our 2019 annual incentive plan based on each NEO’s individual performance, with weighting at 20% of the target annual incentive opportunity and payouts ranging from zero to two times target, equating to 0% to 40% of total annual bonus opportunity for each NEO.

Annual Bonus Performance – 2019 Objectives and Achievements

The Compensation Committee annually approves a target bonus opportunity for each NEO. Objective performance targets were established for achieving certain levels of operating income growth with a weighting of 80% of each NEO’s total annual bonus opportunity. As part of the annual bonus performance goal-setting process, the Board annually reviews and approves management’s business and financial plan for the Company, and the Compensation Committee reviews the various performance goals, with minimum and maximum ranges intended to appropriately reward for results that exceed or fall short of target expectations. Bonuses can range from 0% to 200% of target, depending on actual performance, a practice determined to be consistent with the range of annual bonus opportunities of other companies our size.

Goals are intended to reward for growth and business performance, consistent with the Company’s strategy, and motivate management with additional compensation opportunities without encouraging excessive risk-taking.  We reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet minimally acceptable performance expectations.

Our 2019 goals were set first by establishing that growth is a critical element of success.  As a step toward a long term trajectory in growth for 2019, the company set a target growth goal of 11.6% and a maximum growth goal of 34%. To incentivize our team to continue to provide growth, we also set a threshold of 0%, which is above our industry’s historical performance level of -2% at the 25th percentile.

32  |  Myers Industries, Inc.

The following table illustrates the Company’s adjusted operating income growth actual results for 2019 and the impact on our annual incentive plan payout:

	Fiscal Year 2019 Goals and Payout
Performance Metric	Threshold (0%)	Target (100%)	Maximum (200%)	2019 Actual Results	Payout (% of target)
Operating Income Growth (%)	0%	11.6%	34%	3.1%	27.8%

For 2019, the Compensation Committee determined to also consider the individual performance of each named executive officer based on achievement against individual performance objectives, which it had done prior to 2018, with a weighting of 20% of each NEO’s target annual incentive opportunity. Payouts under this qualitative metric were based on evaluations of each NEO’s job performance during 2019 based on qualitative measures or goals individually established for such executive. The Committee understands the need to align incentive compensation with objective financial performance, but also believes that including a qualitative element allows both the Committee and executive management to guide and assess continuous improvement in personal performance of the Company’s leadership team. For each NEO other than the CEO, the evaluations were completed by the CEO for this qualitative portion of the executive’s bonus for 2019. For the CEO, the Compensation Committee evaluated the CEO’s performance with respect to the CEO’s qualitative goals or measures in reaching its determination with respect to payouts on this element. Consistent with the objective performance metric of our annual incentive plan, payouts on this qualitative measure can range from 0% to 200% of target, therefore 0% to 40% of the NEO’s overall annual bonus opportunity, depending on actual performance Based upon such reviews and recommendations, the Compensation Committee approved the following percentage payouts with respect to the 20% qualitative element of the total bonus opportunity: (i) Ms. Horton, 27.8%; (ii) Mr. Brackman, 27.8%; and (iii) Mr. Harmon 27.8%. Mr. Banyard was not evaluated due to his voluntary departure on October 25, 2019.

Based on the Compensation Committee’s determination of the results above, the NEOs earned bonus awards for 2019 as follows:

Name	Base Salary	Target Award (% of Base)	Objective Metric Achievement (% of Target)	Qualitative Metric Achievement (% of Target)	Earned Award Amount
R. David Banyard(1)	$718,940	100%	N/A	N/A	$ 0
Andrean Horton(2)	$375,000	60%	27.8%	27.8%	$ 62,550
Kevin Brackman	$350,000	60%	27.8%	27.8%	$ 58,380
Thomas Harmon(3)	$340,000	50%	27.8%	27.8%	$ 11,815

(1)	Mr. Banyard was ineligible to receive a bonus with respect to 2019 because he was not an executive officer on December 31, 2019.
(2)	Ms. Horton’s award earned was based on her base salary in effect for her role as Executive Vice President and Chief Legal Officer.
(3)	Mr. Harmon’s award earned was pro-rated to reflect his period of employment commencing on September 30, 2019.

2019 Long-Term Incentives

The Company’s long-term incentive plan was established to, among other things, encourage management to drive long-term shareholder value and to align management’s interests with shareholders’ interests, emphasizing the “act like owners” principle of the Company. The long-term incentive plan is intended to motivate and reward leaders for increasing shareholder value and returns. The Company believes the Company’s shareholders and employees are both best served by having our NEOs focused on and rewarded based on the achievement of longer-term results of the Company.  To accomplish this, the Board has, over the years, awarded a blend of stock options, service-based restricted stock units, performance restricted stock units, and performance-based long-term cash incentives to NEOs.  In particular, the use of stock options, service-based restricted stock units, and performance restricted stock units are designed to meet specific reward objectives:

•

50% Weighting: Long-term performance restricted stock units are intended to reward our executives for achieving financial goals over a multi-year period. Long-term performance restricted stock units vest at the end of three-year period based on achievement of pre-established objectives over that performance period.

•

30% Weighting: Stock options help align our NEO's interests with those of our shareholders because options produce rewards to our executives only if our stock price increases after options are granted. We believe options are performance-based awards because stock price appreciation that provides gains to the executive

2020 Proxy Statement  |  33

generally is attributed to improvements in the Company's operating and financial results. In addition, options help build long-term executive stock ownership because they vest ratably on the first three anniversaries of the grant and are exercisable within ten years following their grant.

•

20% Weighting: Service-based restricted stock units help retain our key executives. Restricted stock units also align our executives with the total returns earned by our investors. Grants of service-based restricted stock units vest ratably over a three-year period, conditioned on continued employment, providing a strong executive retention device.

The target long-term incentive opportunity for each NEO (other than Mr. Harmon) was based on a percentage of their respective base salaries as follows: Mr. Banyard, 250%, Ms. Horton, 100%, and Mr. Brackman, 100%. Mr. Harmon received on September 30, 2019 (i) an onboarding cash award of $100,000 which is subject to disgorgement if Mr. Harmon’s employment with the Company is terminated prior to September 30, 2021, and (ii) an onboarding award of restricted stock units valued at $100,000 which will vest in two equal installments on the second and third anniversary of the grant subject to his continued employment on those dates, or approximately 60% of his base salary. In 2020, Mr. Harmon’s target long-term incentive opportunity will be 65% of his base salary.

Long-Term Performance Metrics

Beginning in 2017, the Compensation Committee revised the long-term incentive performance metrics to include the two objective metrics which continued to be used in 2019 – three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales. These metrics were adopted to better align with the Company’s strategy, drive consistent performance over time toward achieving objective financial metrics with strong alignment with shareholder value, and to more effectively correlate this performance to compensation. Additionally, these metrics are used by management to assess operating performance of the business. Cumulative EBITDA acts as a measure of the Company’s operating performance with targets emphasizing growth and relates strongly to shareholder return, creating greater alignment between long-term executive incentive compensation and enhancing shareholder value. Free cash flow is defined as cash flow from continuing operations less capital expenditures. Free cash flow as a percentage of sales recognizes the importance of the efficient use of cash to the Company’s ability to fund ongoing investments in our business while incentivizing management to create a business culture that generates strong cash flow year after year. We also believe that free cash flow conversion is a good measurement of success and has a strong correlation to shareholder value over the long-term.

The following table shows the performance periods for the Company’s long-term incentive programs outstanding as of the end of 2019:

Performance Period	Grant Date	Settlement Date (If Earned)	Performance Measures (each with 50% weighting)
2017-2019	March 2017	2020	3-year cumulative EBITDA	3-year total free cash flow as a % of sales
2018-2020	March 2018	2021	3-year cumulative EBITDA	3-year total free cash flow as a % of sales
2019-2021	March 2019	2022	3-year cumulative EBITDA	3-year total free cash flow as a % of sales

2019 Long-Term Incentive Mix

Once target values are developed, annual awards for each long-term element are based on an individual’s position, experience, future potential, organizational level, scope of responsibilities, their ability to impact results, and any special recruiting and retention needs. For the NEOs, the Compensation Committee aimed to emphasize performance-based elements (long-term performance restricted stock units and options) over service-based elements (restricted stock units).

34  |  Myers Industries, Inc.

For our NEOs other than Mr. Harmon, the following mix of target long-term incentives were maintained for calendar year 2019. Mr. Harmon received an onboarding cash award of $100,000 subject to disgorgement if his employment with the Company is terminated for cause or voluntarily prior to September 30, 2021, and an onboarding award of restricted stock units valued at $100,000 which will vest in two equal installments on the second and third anniversary of the grant subject to his continued employment on those dates.

Long-Term Incentive Performance-Objectives and Achievements for the Three-Year Period Ended in 2019

For the three-year period ending in 2019, the Company established three-year performance objectives for the two performance metrics of cumulative EBITDA and total free cash flow as a percentage of sales. For the three-year period ending in 2019, the Company achieved a three-year cumulative EBITDA of $192.7 million, resulting in a settlement percentage of 0% of target. For the same performance period, the Company’s total free cash flow as a percentage of sales was 7.9%, resulting in a settlement percentage of 187% of target. The table below summarizes the vesting of our long-term incentive awards for the period 2017 through 2019:

Fiscal Years 2017-2019 Goals and Payouts
Performance Metric	Target	Actual	Payout %	Weighting	Combined Payout %
Cumulative EBITDA	$217.4 Million	$192.7 Million	0%	50%
Total Free Cash Flow (as a % of Sales)	6.1%	7.9%	187%	50%	93.5%

2019 Long-Term Retention Awards

In October 2019, following the voluntary resignation of Mr. Banyard as President and Chief Executive Officer, the Compensation Committee determined that it was appropriate on a one-time basis to issue long-term cash-based and equity-based retention awards to our remaining NEOs and certain other senior officers. Each cash retention award was in the amount of $100,000 and was subject to vesting in two equal installments on the first and second anniversary of the grant, conditioned on continued employment on those dates. Each restricted stock unit retention award was valued at $100,000 and was subject to vesting in three equal installments on the first three anniversaries of the grant, conditioned on continued employment on those dates. The following table sets forth the value of the special retention awards granted to each NEO in 2019:

Name	Cash Award	Value of RSUs	Number of RSUs(1)	Total Value of Retention Awards
Andrean Horton	$100,000	$100,005	6,112	$200,005
Kevin Brackman	$100,000	$100,005	6,112	$200,005
Thomas Harmon	$100,000	$100,005	6,112	$200,005

(1) Based on the closing price of the Company’s common stock on the grant date of October 16, 2019.

2020 Proxy Statement  |  35

Other Benefits

NEOs participate in broad-based benefit plans that are available to other employees. These benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.

The Company’s NEOs participate in the following broad-based benefit plans that provide basic health, life, and income security:

•

The Company maintains qualified and nonqualified retirement programs for which our NEOs are eligible to participate. NEOs participate in our qualified retirement plan, a tax-qualified 401(k) plan pursuant to which all participants are eligible to receive matching contributions from the Company on the same terms as all of our other employees. The Company matching contribution is 100% of the first 3% contributed by a participant plus 50% of the next 2% contributed, for a total of up to 4% match on a participant’s compensation up to federal limits.

•

Each of our NEOs is eligible to participate in our Executive Nonqualified Excess Plan (“Nonqualified Deferred Compensation Plan”), which is a nonqualified retirement savings plan that allows for deferrals above the IRS limits on qualified plans. This plan is intended to restore compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the federal tax laws. Participating officers are at all times 100% vested in their voluntary deferrals. The Company may also provide matching or discretionary credits to the accounts of eligible officers, as determined by the Company in its sole discretion. The Compensation Committee believes that maintaining this Nonqualified Deferred Compensation Plan helps to maintain the competitiveness of our entire executive retirement benefits.

•	NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance.

The Company provides no executive perquisites to our NEOs other than reimbursement of executive physicals.

36  |  Myers Industries, Inc.

Other Compensation Policies and Practices

Stock Ownership Guidelines	•

A key objective of our pay program in general and our long-term equity-based incentive awards in particular is to encourage stock ownership of insiders. As a result, we have maintained Stock Ownership Guidelines since 2010

•

Under the Stock Ownership Guidelines, our NEOs and non-employee directors are expected to hold a specified amount of our common stock, as follows:

CEO: 5X annual base salary

Executive Vice Presidents (CFO and CLO): 3X annual base salary

Vice Presidents (including CHRO): 1X annual base salary

Non-Employee Directors: 5X annual cash Board retainer

	•	The NEOs and non-employee directors have five years from becoming subject to the guidelines to attain the ownership requirement

•

In determining stock ownership for purposes of our ownership guidelines, shares owned outright, including shares owned jointly with a spouse or separately by a spouse and/or children that live in the NEO’s household, vested and unvested time-based restricted stock and stock unit awards, vested stock options, and non-employee deferred stock units, are counted

Accounting and Tax Considerations	•

In December 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was signed into law. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as further amended by the 2017 Tax Act, restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the NEOs, effective for tax years beginning after 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017, and which were not modified in any material respect on or after such date

Risk Assessment of Compensation Practices

In the design and approval of the Company’s executive compensation program, the Compensation Committee considers risks that may be inherent in the program, but has designed the program to guard against excessive risk taking. The following are some features of the compensation program that are designed to help the Company manage compensation-related risk:

•

Using a variety of vehicles for providing compensation, including salary, bonus, and equity-based compensation, comprised of cash and equity based incentives with different vesting periods, which act to focus executives on specific objectives under the Company’s business plan while creating alignment with shareholders

•

Providing a mixture of fixed and variable, annual and long-term, and cash and equity compensation to encourage behavior and actions that are in the long-term interests of the Company and our shareholders

•	Placing an emphasis on performance-based awards more than service-based awards to further align the interests of our employees with those of our shareholders
•	Establishing, and reviewing on an annual basis, base salaries to be consistent with an employee’s responsibilities
•	Diversifying incentive-based risk by using differing performance measures, including Company financial performance

2020 Proxy Statement  |  37

•	Determining and awarding incentive award grants based on a review of multiple indicators of performance that diversify the risk associated with any single indicator of performance

As a result, the Compensation Committee believes that the design of the Company’s compensation program does not encourage employees to take unnecessary or excessive risks that could harm the Company’s long‑term value.

Compensation Decision-Making

Timeline and Essential Components of Compensation Decision-Making

The Compensation Committee oversees our executive compensation plan and policies, administers our equity plans, and approves all compensation for our NEOs. Portions of the Compensation Committee’s annual agenda items are summarized below:

Late Winter/Spring
•	Approve annual incentive plan payouts for prior year	•	Approve long-term incentive plan award levels for NEOs and share pool for all equity awards

•	Approve long-term performance vesting and payouts for prior performance period	•	Grant long-term incentive awards

•	Approve current year’s annual incentive plan metrics, NEO performance criteria, and thresholds, targets and maximum goals	•	Review proxy advisory firms’ pay for performance reports, feedback, and proxy recommendations

•	Approve current year’s long-term incentive plan thresholds, targets and maximum goals

Summer		Fall
•	Review the results of the Company’s “Say-on-Pay” vote (and any other compensation-related items voted upon at the annual meeting)	•	Review long-term incentive performance metrics

•	Review the Company’s overall compensation program and consider any structural changes	•	Review peer group composition and executive compensation levels

38  |  Myers Industries, Inc.

Parties Involved in Compensation Decision-Making

Role of Compensation Committee	•

Five independent directors comprise our Compensation Committee, which is responsible for overseeing our executive pay plans and policies, administering our equity plans and approving all compensation for our NEOs

	•	The Compensation Committee routinely requests information from senior management regarding the Company’s performance, pay and programs to assist it in its actions

	•	The Compensation Committee has the authority to retain outside advisors as needed to assist it in reviewing and modifying the Company’s programs and providing competitive pay levels and terms

	•	In arriving at its decision on NEO compensation, the Compensation Committee takes into account the shareholder “say-on-pay” vote results at the previous annual meeting of shareholders

•

The Compensation Committee annually reviews and establishes the goals used for our annual and long-term incentive plans. The Compensation Committee assesses the performance of the Company and the CEO. Based on this evaluation, the Compensation Committee then recommends the CEO’s compensation for the next year to the Board for its consideration and approval

	•	The Compensation Committee reviews the CEO’s compensation recommendations for the CFO, providing appropriate input and approving final awards

	•	Finally, the Compensation Committee provides guidance and final approval to the CEO with regard to the determination of the compensation of other key executives

Role of Senior Management	•	The Company’s management serves in an advisory or support capacity as the Compensation Committee carries out its charter regarding executive compensation

	•	The Company’s CEO and CHRO typically participate in meetings of the Compensation Committee

	•	The Company’s CFO and/or CLO may participate as necessary or at the Compensation Committee’s request

•

The Company’s management normally provides the Compensation Committee with information regarding the Company’s performance as well as information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the Compensation Committee’s independent compensation advisor

	•	Management provides input regarding the recommendations made by the Compensation Committee’s independent advisors or the Compensation Committee

	•	Management implements, communicates and administers the programs approved by the Compensation Committee, reporting back to it any questions, concerns or issues

•

The CEO annually evaluates the performance of the Company and the other NEOs. Based on these evaluations, the CEO provides the Compensation Committee with recommendations regarding the pay for such executives for its consideration, input, and approval. The Compensation Committee authorizes the CEO to establish the pay for the Company’s other executives and senior management based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are recused from such discussions when the Compensation Committee focuses on his or her individual pay

2020 Proxy Statement  |  39

Role of Independent Compensation Advisor	•	The Compensation Committee has the authority to retain independent advisors and compensation consultants to assist in carrying out its responsibilities

	•	In August of 2017, the Compensation Committee first engaged Semler Brossy as its independent compensation adviser, to assist in its duties, and continued to engage Semler Brossy throughout 2019

	•	Semler Brossy’s lead consultant reports directly to the Compensation Committee Chair, who approves Semler Brossy’s annual work plan

	•	In addition, the lead consultant interacted with management as needed to complete the work requested by the Compensation Committee

	•	Semler Brossy did not provide other services to the Company during 2019 and received no compensation other than with respect to the services provided to the Compensation Committee

	•	The work of Semler Brossy has not raised any conflicts of interest, and Semler Brossy annually confirms its independence to the Compensation Committee

Compensation Committee Interlocks and Insider Participation

At the end of fiscal year 2019, the following directors were members of the Compensation Committee: Sarah R. Coffin, Ronald DeFeo, William A. Foley, Bruce M. Lisman, and Robert A. Stefanko. Chairman F. Jack Liebau, Jr. participates on the Compensation Committee in an ex officio capacity. None of the Compensation Committee’s members have at any time been an officer or employee of the Company. In the past fiscal year, none of our NEOs have served as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or Compensation Committee.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis.” Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The foregoing report has been furnished by the current members of the Compensation Committee, being:

Sarah R. Coffin, Chair and Presiding Director, Ronald DeFeo, William A. Foley, F. Jack Liebau, Jr. (ex officio), Bruce M. Lisman and Robert A. Stefanko.

Summary of Cash and Certain Other Compensation

The following table summarizes the compensation paid by us to our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2019, 2018, and 2017.

40  |  Myers Industries, Inc.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
R. David Banyard, President & Chief Executive Officer	2019	$608,334	$0	$1,258,144	$539,205	$0	$143,660	$2,549,343
	2018	$718,940	$0	$1,258,145	$539,205	$1,437,880	$122,782	$4,076,952
	2017	$708,067	$0	$1,238,823	$692,323	$593,210	$ 46,741	$3,279,164
Andrean Horton, Interim President and CEO, Chief Legal Officer and Secretary(5)	2019	$450,000	$0	$ 362,491	$75,007	$ 62,550	$122,192	$1,072,240
	2018	$ 79,327	$0	$0	$0	$104,795	$ 2,163	$ 186,285

Kevin Brackman, Executive Vice President, Chief Financial Officer	2019	$350,000	$0	$344,658	$100,005	$ 58,380	$132,165	$985,208
	2018	$277,850	$0	$137,892	$ 59,096	$372,903	$ 20,787	$868.528
	2017	$258,678	$0	$135,779	$ 75,878	$178,686	$ 23,715	$672,736
Thomas Harmon, Vice President, Chief Human Resources Officer(6)	2019	$ 78,462	$100,000	$199,997	$0	$ 11,815	$112,729	$503,003

(1)

Amounts shown do not reflect compensation actually received by the executive officers. Instead the amounts shown are reported at grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation — Stock Compensation (referred to herein as “FASB ASC Topic 718”). The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC. The amounts set forth in this column include the grant date fair value of (i) performance stock unit awards, and (ii) one-time retention restricted stock unit awards granted to the NEOs in fiscal 2019 subject to vesting in equal installments on the first three anniversaries of the awards conditioned on continued employment on such dates. The value of the annual performance stock unit awards granted in fiscal year 2019 if the maximum performance target is achieved was:  Mr. Banyard – $1,797,355, Ms. Horton – $374,982, and Mr. Brackman – $350,010. The value of the annual performance stock unit awards granted in fiscal year 2019 if the target level of performance is achieved was:  Mr. Banyard – $898,677, Ms. Horton – $187,491, and Mr. Brackman – $175,005. The value of the one-time retention restricted stock unit awards granted in fiscal year 2019 was: Ms. Horton – $100,005, Mr. Brackman – $100,005, and Mr. Harmon – $100,005. The value of the onboarding restricted stock unit award granted to Mr. Harmon on September 30, 2019 was $99,992.

(2)

Information regarding the restricted stock and stock options granted to our NEOs during 2019 is set forth in the Grants of Plan Based Awards Table for each respective year. The Grants of Plan Based Awards Table also sets forth the grant date fair value in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to our Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

(3)	For 2019, the amounts set forth in this column represent incentive bonuses that were earned during 2019 and paid early in 2020.
(4)

The amounts set forth in this column include: (i) Company contributions under our 401(k) plan and Nonqualified Deferred Compensation Plan; (ii) dividends from vested restricted stock; (iii) executive physicals, and (iv) one-time retention cash-based awards granted to the NEOs in fiscal 2019 subject to vesting in equal installments on the first two anniversaries of the awards, conditioned on continued employment on such dates. These benefits are valued based on the incremental costs to the Company and are listed in the following table:

	2019	2018	2017
Mr. Banyard
Contributions	$11,200	$52,488	$10,800
Executive physical	—	1,568	3,805
Dividends	132,460	68,726	32,136
	$143,660	$122,782	$46,741
Ms. Horton
Contributions	$ 22,192	$2,163	—
Cash Long-term Retention Award	100,000	—	—
Executive physical	—	—	—
Dividends	—	—	—
	$122,192	$2,163	—
Mr. Brackman
Contributions	$ 27,561	$17,010	$10,800
Automobile allowance		1,615	8,400
Cash Long-term Retention Award	100,000	—	—
Executive physical	1,997	—	3,543
Dividends	2,607	2,162	972
	$132,165	$20,787	$23,715
Mr. Harmon
Contributions	$ 6,854	—	—
Cash Long-term Retention Award	100,000	—	—
Relocation	5,875	—	—
	$112,729	—	—

(5)	Ms. Horton was appointed Interim President and CEO effective October 25, 2019. Ms. Horton began receiving a supplemental monthly payment of $25,000 effective October 1, 2019.

2020 Proxy Statement  |  41

(6)

Mr. Harmon was first employed by the Company as Vice President, Chief Human Resources Officer on September 30, 2019. As part of his employment, Mr. Harmon received a $100,000 signing bonus which is subject to disgorgement if Mr. Harmon’s employment with the Company is terminated for cause or voluntarily prior to September 30, 2021.

Grants of Plan Based Awards

The following table contains information concerning the grants of plan based awards to the NEOs under the 2017 Incentive Stock Plan of Myers Industries, Inc., as Amended and Restated (the “2017 Plan”). The actual value and gains, if any, on an option exercise are dependent upon the future performance of our common stock and overall market conditions. The option awards and unvested portion of stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2019 Year-End table below.

Grants of Plan Based Awards During Fiscal Year 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. David Banyard	03/06/2019		718,940	1,437,880
	03/06/2019				0	48,368	96,736				898,677(5)
	03/06/2019							19,347			359,467
	03/06/2019								93,288	18.58	539,205(6)
Andrean Horton	03/06/2019		225,000	450,000
	03/06/2019				0	10,091	20,182				187,491(5)
	03/06/2019							4,037			75,007
	03/06/2019								19,464	18.58	112,500(6)
	10/16/2019		100,000(7)
	10/16/2019							6,112(8)			99,992
Kevin Brackman	03/06/2019		210,000	420,000
	03/06/2019				0	9,419	18,838				175,005(5)
	03/06/2019							3,767			69,991
	03/06/2019								18,166	18.58	105,000(6)
	10/16/2019		100,000(7)
	10/16/2019							6,112(8)			99,992
Thomas Harmon	09/30/2019		42,500	85,000
	09/30/2019							5,666(9)			100,005
	10/16/2019		100,000(7)
	10/16/2019							6,112(8)			99,992

(1)

Represents estimated future payout for annual cash bonuses. The payouts are based on results of operating income growth. Mr. Harmon’s annual cash bonus opportunity was pro-rated for the period of his employment in 2019.

(2)

Represents awards of performance stock units that will vest on the third anniversary of the grant date with payout based 50% on cumulative adjusted EBITDA and 50% on free cash flow as a percentage of sales for the performance period of 2019-2021.

(3)

Represents awards of restricted stock units which vest ratably in three annual installments on each of the first three anniversaries of the grant date. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $18.58 per share.

(4)	Represents awards of non-qualified stock options which vest ratably in three annual installments on each anniversary date of the grant.
(5)	Represents payout at target based on the grant date fair value of such awards calculated by using the closing price of our common stock on the date of grant of $18.58 per share.
(6)	Grant date fair value of stock option awards based on Hull White two factor binomial lattice model at $5.78 per option.
(7)	Represents cash based retention awards which vest ratably in two annual installments on the first two anniversaries of the grant date.
(8)

Represents awards of restricted stock units granted as retention awards which vest ratably in three annual installments on each of the first three anniversaries of the grant date. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $16.36 per share.

(9)

Represents an award of restricted stock units granted upon commencement of employment which vests in two equal installments on the second and third anniversaries of the grant date. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $17.65 per share.

42  |  Myers Industries, Inc.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal year 2019 that have not been exercised or that have not vested. Certain of the awards identified in the table below are also reported in the “Grants of Plan Based Awards During Fiscal Year 2019” table above.

Outstanding Equity Awards at Fiscal 2019 Year-End

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
R. David Banyard(2)	33,040	0		21.30	6/1/2020

Andrean Horton		19,464(3)		18.58	3/06/2029	4,037(4)	67,337	10,091(5)	168,318
						6,112(6)	101,948

Kevin Brackman	4,500	0		17.95	3/23/2025
	7,700	0		11.62	3/02/2026
	11,317	5,658(7)		14.30	3/02/2027
	3,621	7,242(8)		21.30	3/08/2028
		18,166(3)		18.58	3/06/2029
						904(9)	15,079	6,782(10)	113,124
						1,233(11)	20,566	4,624(12)	77,128
						3,767(4)	62,834	9,419(5)	157,109
						6,112(6)	101,949
Thomas Harmon						6,112(6)	101,949
						5,666(13)	94,509

(1)	Calculated by multiplying $16.68, the closing market price of our common stock on December 31, 2019, by the number of unvested restricted shares and unvested performance shares at target payout.
(2)	Upon Mr. Banyard’s voluntary departure on October 25, 2019, all unexercisable options and all unvested stock units awards were forfeited.
(3)	These stock options were granted on March 6, 2019 subject to vesting in equal installments in March 2020, March 2021, and March 2022.
(4)	Represents unvested service based restricted units that were granted on March 6, 2019. These units will vest in equal installments in March 2020, March 2021, and March 2022.
(5)

Represents unvested performance based restricted stock units that were granted on March 6, 2019. These units will vest in March 2022 based on applicable performance conditions. The units shown indicate the number of shares that would be paid out if 100% of the performance target is achieved.

(6)

Represents unvested service based restricted units that were granted as a one-time retention award on October 16, 2019. These units will vest in equal installments in October 2020, October 2021, and October 2022.

(7)	These stock options were granted on March 2, 2017; the remaining unexercisable options vested in March 2020.
(8)	These stock options were granted on March 8, 2018; the remaining unexercisable options vest in equal installments in March 2020 and March 2021.
(9)	Represents unvested service based restricted stock units that were granted on March 2, 2017. These remaining units vested in March 2020.
(10)

Represents unvested performance based restricted stock units that were granted on March 2, 2017. These units vested in March 2020 based on applicable performance conditions. The units shown indicate the number of shares that would be paid out if 100% of the performance target is achieved.

(11)	Represents unvested service based restricted stock units that were granted on March 8, 2018. These remaining units will vest in equal installments in March 2021 and March 2022.
(12)

Represents unvested performance based restricted stock units that were granted on March 8, 2018. These units will vest in March 2021 based on applicable performance conditions. The units shown indicate the number of shares that would be paid out if 100% of the performance target is achieved.

(13)

Represents unvested service based restricted units that were granted on September 30, 2019 as an onboarding grant for Mr. Harmon. These units will vest in equal installments in September 2021 and September 2022.

2020 Proxy Statement  |  43

Option Exercises and Stock Vested for Fiscal Year End 2019

The following table shows the options that were exercised and the restricted stock grants that vested for the NEOs during fiscal year 2019.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
R. David Banyard	184,055	$584,292	88,266	$1,652,751
Andrean Horton
Kevin Brackman			2,322	$44,305
Thomas Harmon

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, and balances of the NEOs in our Nonqualified Deferred Compensation Plan with respect to fiscal year 2019.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R. David Banyard	$492,197	—	$74,860	—	$675,073
Andrean Horton	$ 21,799	$10,992	$ 1,073	—	$ 22,872
Kevin Brackman	$ 10,365	$16,361	$ 2,874	—	$ 24,428
Thomas Harmon	—	—	—	—	—

(1)	Contributions by the Company in the last fiscal year under the Nonqualified Deferred Compensation Plan.
(2)

Earnings in this column represent estimated earnings on the Nonqualified Deferred Compensation Plan, which are based upon participant-directed investment allocations. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

44  |  Myers Industries, Inc.

Employment Arrangements Including Change in Control

The following table summarizes severance payments and benefits available to our NEOs if certain terminations of employment occurred during 2019. On February 21, 2020, the Company adopted a Senior Officer Severance Plan that superseded and replaced the Severance and Change in Control Agreements and Change in Control Agreements previously entered into between the Company and its NEOs, as described in and filed with the Current Report on Form 8-K filed by the Company on February 27, 2020.

Event Triggering Payment or Provision of Benefits	Benefit	R. David Banyard, President and Chief Executive Officer(1)	Kevin Brackman, Executive Vice President, Chief Financial Officer	Andrean Horton, Interim President and CEO, Chief Legal Officer(2)	Thomas Harmon, Vice President, Chief Human Resources Officer(2)
Termination without cause or NEO terminates for good reason, including within 180 days following a change in control(2)	Severance Benefits – Cash Payment

Amount equal to the sum of (A) 2X his then-current annual base salary (or at highest rate in effect during the prior one year period), and (B) 2X his annual bonus at the target level in effect during the prior two year period, in a lump sum within 30 days.

Amount equal to the sum of (A) 1X his then-current annual base salary (or at highest rate in effect during the prior one year period), and (B) 1X his annual bonus at the target level in effect during the prior two year period, in a lump sum within 30 days.

Amount equal to the sum of (A) 2X her then-current annual base salary (or at highest rate in effect during the prior one year period), and (B) 2X her annual bonus at the target level in effect during the prior two year period, in a lump sum within 30 days.

Amount equal to the sum of (A) 2X her then-current annual base salary (or at highest rate in effect during the prior one year period), and (B) 2X her annual bonus at the target level in effect during the prior two year period, in a lump sum within 30 days.

	Annual Bonus for the Year of Termination – Cash Payment	Amount equal to the pro-rata portion of the current year target annual bonus within 30 days after such termination.	Amount equal to the pro-rata portion of the current year target annual bonus within 30 days after such termination.	Amount equal to the pro-rata portion of the current year target annual bonus within 30 days after such termination.	Amount equal to the pro-rata portion of the current year target annual bonus within 30 days after such termination.
	Stock Awards – Cash Payment	All outstanding performance stock unit grants, stock options, and restricted stock awards will become vested, to the extent not previously forfeited or terminated.	All outstanding performance stock unit grants, stock options, and restricted stock awards will become vested, to the extent not previously forfeited or terminated.	All outstanding performance stock unit grants, stock options, and restricted stock awards will become vested, to the extent not previously forfeited or terminated.	All outstanding performance stock unit grants, stock options, and restricted stock awards will become vested, to the extent not previously forfeited or terminated.
	Certain Benefits and Perquisites	Health coverage, long term disability protection, life insurance protection for two years, and outplacement services for one year.	Health coverage, long term disability protection, life insurance protection and outplacement services for one year.	Health coverage, long term disability protection, life insurance protection for two years, and outplacement services for one year.	Health coverage, long term disability protection, life insurance protection for two years, and outplacement services for one year.

(1)    The Severance Agreement which provided for these potential severance benefits terminated upon Mr. Banyard’s voluntary departure on October 25, 2019.

(2)    With respect to Ms. Horton and Mr. Harmon, these severance benefits were available only in the event of their respective termination without cause or for good reason within 180 days following a change in control.

2020 Proxy Statement  |  45

Termination by reason of death or disability	Cash Payment	Base salary and annual bonus accrued and unpaid to the date of death or disability.	Base salary and annual bonus accrued and unpaid to the date of death or disability.	Base salary and annual bonus accrued and unpaid to the date of death or disability.	Base salary and annual bonus accrued and unpaid to the date of death or disability.
Certain Benefits and Perquisites

Any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan.

If Mr. Banyard and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Code Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) 24 months.

Any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan.

If Mr. Brackman and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Code Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) 12 months.

				Any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan.	Any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan.
Termination with cause or voluntary resignation	Other Terms

If Mr. Banyard is terminated by the Company for cause or resigns other than for good reason, then he is entitled only to compensation earned prior to the date of termination that has not yet been paid, and is subject to a two year non-compete agreement.

If Mr. Brackman is terminated by the Company for cause or resigns other than for good reason, then he is entitled only to compensation earned prior to the date of termination that has not yet been paid, and is subject to a one year non-compete agreement.

If Ms. Horton is terminated by the Company for cause or resigns other than for good reason, then she is entitled only to compensation earned prior to the date of termination that has not yet been paid.

If Mr. Harmon is terminated by the Company for cause or resigns other than for good reason, then he is entitled only to compensation earned prior to the date of termination that has not yet been paid.

46  |  Myers Industries, Inc.

Summary of Potential Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he or she had terminated employment on December 31, 2019, under the circumstances shown.

Name	Termination for Cause or Voluntary Resignation	Termination without Cause or for Good Reason	Retirement(1)	Death	Disability(2)	Termination without Cause or Resignation for Good Reason in connection with a Change of Control
Andrean Horton
Cash Severance(3)	-	$100,000	-	$107,212	$107,212	$850,000
Bonus Severance	-	-	-	-	-	$675,000
Other Benefits	-	-	-	$250,000	-	$ 19,979
Equity Acceleration(4)	-	$346,057	-	$346,057	$346,057	$346,057
Total	-	$446,057	-	$703,269	$453,269	$1,891,036
Kevin Brackman
Cash Severance(3)	-	$450,000	-	$106,731	$106,731	$450,000
Bonus Severance	-	$420,000	-	-	-	$420,000
Other Benefits	-	$ 35,031	-	$774,934	$17,291	$ 35,031
Equity Acceleration(4)	-	$587,976	-	$587,976	$587,976	$587,976
Total	-	$1,493,007	-	$1,469,641	$711,998	$1,493,007
Thomas Harmon
Cash Severance(3)(5)	$(100,000)	$100,000	-	$106,538	$106,538	$780,000
Bonus Severance			-	-	-	$510,000
Other Benefits			-	$266,622	$34,582	$ 51,177
Equity Acceleration(4)		$198,812	-	$198,812	$198,812	$198,812
Total	$(100,000)	$298,812	-	$571,973	$339,933	$1,539,989
R. David Banyard(6)
Cash Severance	-
Bonus Severance	-
Other Benefits	-
Equity Acceleration	-
Total	-
(1)	None of the NEOs were eligible for retirement benefits as of December 31, 2019.
(2)	Values for these amounts are based on an assumption of total disability at December 31, 2019.
(3)	Values for these amounts include acceleration of cash-based retention awards granted on October 16, 2019.
(4)	Values for these amounts are based on the closing price of our common stock on December 31, 2019, of $16.68.
(5)	Mr. Harmon received a $100,000 signing bonus which is subject to disgorgement if his employment with the Company is terminated for cause or voluntarily prior to September 30, 2021.
(6)	Mr. Banyard’s employment terminated upon his voluntary resignation effective October 25, 2019 and he received no severance benefits.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions. No related party transactions occurred during fiscal year 2019.

Our Governance Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition, under Code of Business Conduct and Ethics, our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.

2020 Proxy Statement  |  47

CEO Pay Ratio

As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (in the Company’s case, the CEO).  In determining the median employee, a listing of all employees (the Company’s full employee population, but excluding the CEO) as of December 31, 2018, was prepared and the Company applied a “consistently applied compensation measure” to determine the median employee.  For the consistently applied compensation measure, the Company looked to annual base salaries of employees for 2018.  We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees.  Non-U.S. employees were included in the determination of the median employee compensation, with the salary amounts of such non-U.S. employees converted to U.S. dollars using the applicable exchange rate as of December 31, 2018.

The annual total compensation paid to our CEOs in 2019 on a pro rata basis based on their time of service was $2,303,159, as reflected in the Summary Compensation Table information included in this Proxy Statement. The annual total compensation for 2019 of our median employee (other than the CEO) was calculated in accordance with the requirements of the Summary Compensation Table and determined to be $39,929. Our CEO annual total compensation was approximately 57.68 times that of our median employee in 2019.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

48  |  Myers Industries, Inc.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned as of March 18, 2020, (unless otherwise indicated) by:

•	Each shareholder known by us to be the beneficial owner of more than 5% of our common stock;
•	Each of the Company’s directors and director nominees;
•	Each named executive officer in our summary compensation table; and
•	All of our current directors and officers as a group

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.

	Shares Beneficially Owned	Percent of Shares Outstanding(1)
Greater Than 5% Owners(2)
GAMCO Investors, Inc.(3)	6,857,255	19.2%
One Corporate Center 401 Theodore Frems Ave. Rye, NY 10580-1422
BlackRock, Inc.(4)	5,587,513	15.6%
55 East 52nd Street New York, NY 10055
T. Rowe Price Associates, Inc.(5)	3,195,200	8.9%
100 East Pratt Street Baltimore, Maryland 21202
The Vanguard Group(6)	2,460,062	6.9%
100 Vanguard Blvd. Malvern, PA 19355
Directors, Nominees, and Named Executive Officers(7,8)
R. David Banyard	61,848	*
Kevin Brackman	29,685	*
Thomas Harmon	0	*
Andrean Horton	7,185	*
Michael McGaugh	25,000	*
Sarah R. Coffin(9)	19,999	*
Ronald M. De Feo(10)	10,000	*
William A. Foley(11)	18,020	*
F. Jack Liebau, Jr. (10)	32,038	*
Bruce Lisman(10)	24,138	*
Lori Lutey(10)	2,123	*
Jane Scaccetti(10)	20,252	*
Robert A. Stefanko(12)	13,744	*
All Directors, Nominees and Named Executive Officers as a group (12 persons)	264,062	*

*	Less than 1% ownership

(1)

The percentage of shares beneficially owned is based on 35,724,608 shares of common stock outstanding as of March 18, 2020. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 18, 2020, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

2020 Proxy Statement  |  49

(2)

According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Number of shares of common stock beneficially owned is the amount reflected in the most recent Schedule 13D or Schedule 13G filed by such party with the SEC.

(3)

According to a Schedule 13D/A dated July 19, 2019, (i) Gabelli Funds, LLC possessed sole power to vote and sole power to direct the disposition with respect to 1,812,600 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (ii) GAMCO Asset Management, Inc. possessed sole power to vote with respect to 3,655,055 of these shares, sole power to direct the disposition with respect to 3,982,555 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iii) MJG Associates, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 21,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iv) Teton Advisors, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 1,022,900 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (v) Gabelli Foundation, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 16,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (vi) GGCP, Inc. and GAMCO Investors, Inc. each possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares, (vii) Associated Capital Group, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 2,200 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, and (viii) Mario J. Gabelli possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares.  According to the Schedule 13D/A, Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., Associated Capital Group and Teton Advisors, Inc.

(4)

According to a Schedule 13G/A filed February 4, 2020, Blackrock, Inc. possessed sole power to vote with respect to 5,529,987 of these shares, sole power to direct the disposition with respect to 5,587,513 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares.

(5)

According to the Schedule 13G/A filed February 14, 2020, these securities are owned by various individual and institutional investors that T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 2,043,363 shares and has the sole voting power over all such shares, but the sole dispositive power over none and shared voting or shared dispositive power over none). According to the Schedule 13G/A filed February 14, 2019, Price Associates possessed sole power to vote with respect to 1,122,362 of these shares, sole power to direct the disposition with respect to 3,195,200 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities.

(6)

According to a Schedule 13G/A filed February 12, 2020, The Vanguard Group possessed sole power to vote with respect to 74,217 of these shares, sole power to direct the disposition of 2,388,041 of these shares, shared power to vote with respect to 1,702 of these shares, and shared power to direct the disposition of 72,021 of these shares.

(7)

Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company for its business address and c/o the Company for any business at which he or she is employed.

(8)

According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of common stock.

(9)

The table does not reflect (i) 200 shares held in a trust for which this director serves as trustee and disclaims beneficial ownership, (ii) 11,678 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 4,144 restricted stock units awarded to this director on April 24, 2019, with respect to her current service commencing on that date until the 2020 Annual Meeting of Shareholders, at which time her awards will vest.

(10)

The table does not reflect 4,144 restricted stock units awarded on April 24, 2019, with respect to the director’s current service commencing on that date until the 2020 Annual Meeting of Shareholders, at which time the awards will vest.

(11)

The table does not reflect (i) 12,768 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 4,144 restricted stock units awarded to this director on April 24, 2019, with respect to his current service commencing on that date until the 2020 Annual Meeting of Shareholders, at which time his awards will vest.

(12)

The table does not reflect (i) 22,644 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 4,144 restricted stock units awarded to this director on April 24, 2019, with respect to his current service commencing on that date until the 2020 Annual Meeting of Shareholders, at which time his awards will vest.

50  |  Myers Industries, Inc.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.  In accordance with these responsibilities, the Audit Committee appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2019. Additional information regarding the services provided to the Company by EY during 2019 is set forth below, under the section titled “Matters Relating to the Independent Registered Public Accounting Firm.”

In selecting EY as the Company’s independent registered public accounting firm, the Audit Committee considered a variety of factors, including:

•	The firm’s independence and internal quality controls
•	The overall depth of talent
•	EY’s experience with the Company’s industry and companies of similar scale and size

In determining whether to reappoint EY as the Company’s independent registered public accounting firm for the year ending December 31, 2020, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting. EY’s audit report appears in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner under this rotation policy involves discussions with EY regarding qualified audit experience and ability to devote the time necessary to serve as lead audit partner. The current EY lead audit partner at EY for the Company was appointed in 2017.

The Audit Committee believes that the continued retention of EY as our independent registered public accounting firm is in the best interest of the Company and our shareholders and, although shareholder ratification is not required under the laws of the State of Ohio, we are asking shareholders to ratify the selection of EY as our independent registered public accounting firm for 2020, in order to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment.

The Board of Directors recommends that you vote “FOR” Proposal 3 relating to the ratification of the appointment of Ernst & Young LLP

2020 Proxy Statement  |  51

Matters Relating to the Independent Registered Public Accounting Firm

EY Representatives at Annual Meeting

EY audited the books and records of the Company for the years ended December 31, 2019 and 2018. Representatives of EY are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Fees

A description of the fees billed to the Company by EY for the years ended December 31, 2019 and 2018 is set forth in the table below.

EY was first retained by the Audit Committee in 2011. The Audit Committee reviewed the non-audit services provided by EY during the year ended December 31, 2019, and determined that the provision of such non-audit services was compatible with maintaining its independence (see “Audit Committee Report” on page 53).

	2019	2018
Audit Fees(1)	$1,680,000	$1,751,000
Audit Related Fees(2)	$14,000	$—
Tax Fees (3)	$10,000	$57,000
All Other Fees(4)	$32,200	$7,200
Total Fees	$1,736,200	$1,815,200

(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.
(2)	Fees for assurance and related services reasonably related to merger and acquisition activities.
(3)	Professional fees for tax compliance, tax advice, and tax planning.
(4)	Fees for all other products and services.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific fee range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy, and the fees for the services performed to date. During 2019, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at: www.myersindustries.com.

52  |  Myers Industries, Inc.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.

The Audit Committee, which is composed of five independent directors, is responsible for assisting the Board in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is published on the Company’s website (www.myersindustries.com) on the “Corporate Governance” page under the Investor Relations section (and can be found directly here: http://s2.q4cdn.com/555961355/files/doc_downloads/corp-gov/2017/Audit-Committee-Charter-Amended-11-2-2017.pdf).

Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of EY, the independent registered public accounting firm for the Company since 2011. For additional information regarding the Audit Committee’s assessment of EY and tenure of EY as the Company’s independent registered public accounting firm, see “Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm beginning on page 51. EY is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on:

•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and
•	The effectiveness of internal control over financial reporting

Each member of the Audit Committee is financially literate and independent as defined under the Board of Directors Independence Criteria policy and the independence standards set by the NYSE for both directors and audit committee members.  The Board has identified each of F. Jack Liebau, Jr. (ex officio), Lori Lutey, Jane Scaccetti and Robert A. Stefanko as an “audit committee financial expert.”

The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on:

•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America
•	The effectiveness of internal control over financial reporting

In the performance of our duties we have:

•	Reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2019
•

Discussed with EY, among other matters, the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting, significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments and the matters required to be discussed by Auditing Standard No. 16 (PCAOB 2012-01) and the rules of the SEC

2020 Proxy Statement  |  53

•

Received the written disclosures and the letter from EY required by applicable requirements of the PCAOB Rule 3526 regarding EY’s communications with the Audit Committee concerning independence, and discussed with EY its independence from the Company and its management. As part of that review, we received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed the independence of the independent registered public accounting firm

•	The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence

•	The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board that the financial statements referred to above be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We have selected EY as the Company’s independent registered public accounting firm for fiscal 2020, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

The foregoing report has been furnished by the current members of the Audit Committee, being:

Robert A. Stefanko, Chair and Presiding Director, Sarah R. Coffin, F. Jack Liebau, Jr. (ex officio), Lori Lutey, and Jane Scaccetti

54  |  Myers Industries, Inc.

General Information About the Meeting and Voting

Meeting Time and Applicable Dates

This Proxy Statement is furnished in connection with the solicitation by the Board of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting to be held on Wednesday, April 29, 2020, at 9:00 A.M. (EDT), and at any adjournment thereof. The close of business on March 6, 2020, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Attending the Meeting Online

Myers Industries will host the 2020 Annual Meeting live via the internet and in person at 1554 South Main Street, Akron, Ohio 44301. Due to federal or state restrictions that may be imposed in connection with COVID-19 mitigation efforts, online participation is encouraged. Any shareholder can listen to and participate in the Annual Meeting live via the internet on the Investor Relations section of the Company’s website at www.myersindustries.com. The webcast will start at 9:00 A.M. (EDT) on April 29, 2020.

Shareholders may vote and submit questions in accordance with the rules of conduct for the Annual Meeting while attending in person (if permitted under current federal or state restrictions) or while connected to the Annual Meeting on the internet.

You will need the information printed in the box marked by an arrow included on your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions during the meeting.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MYE2020.

If you do not have the information provided on your notice or proxy card, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

Proxy Voting

If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may either vote live via webcast or in person at the Annual Meeting or by using the enclosed proxy card to vote by telephone, by internet, or by signing, dating and returning the proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in person or via webcast, you should submit your proxy card as soon as possible. If your shares are held in “street name” through a broker, bank or other nominee, then you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Annual Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at the address and phone number below.

MYERS INDUSTRIES, INC.

INVESTOR RELATIONS

1293 SOUTH MAIN STREET

AKRON, OH 44301

(330) 761-6212

Proxy Revocation and Voting in Person	A shareholder who has given a proxy may revoke it at any time prior to its exercise by:
	•	Executing and delivering to the Secretary of the Company a later dated proxy reflecting contrary instructions

	•	Participating live in the Annual Meeting via webcast or in person (if permitted under current federal or state restrictions) and taking appropriate steps to vote in person, or

	•	Giving written notice of such revocation to the Secretary of the Company

2020 Proxy Statement  |  55

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed to anyone outside of the Company or its agents except as required by law.

Participants in the Proxy Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, the current directors and the nominees for election as director to be used at the Annual Meeting and any adjournment thereof.

Outstanding Shares and Quorum

On the record date, Myers Industries had outstanding 35,724,608 shares of common stock, without par value. Each share of common stock is entitled to one vote. For information concerning our “Principal Shareholders” see the section titled “Security Ownership of Certain Beneficial Owners and Management” above. In accordance with the Company’s Amended and Restated Code of Regulations, the holders of shares of common stock entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for the Annual Meeting. Shares of common stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even if they represent broker non-votes or they are signed but otherwise unmarked, or marked “Abstain,” “Against” or “Withhold Authority.”

Proxy Instructions

All shares of common stock represented by properly executed proxies who are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of common stock represented by such proxy will be voted “For” the Board’s nominees for director, “For” the approval of the Company’s executive compensation, “For” the ratification of the appointment of EY, and in accordance with the proxy-holder’s best judgment as to other matters, if any, which may be properly raised at the Annual Meeting.

Inspector of Election

The inspector of election for the Annual Meeting shall determine the number of votes cast by holders of common stock for all matters. The Board has appointed Broadridge Financial Solutions, Inc. as the inspector of election to serve at the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, if practicable. Final voting results will be filed on a Current Report on Form 8-K, which will be filed with the SEC.

Address of Company	The mailing address of the principal executive offices of the Company is: 1293 South Main Street, Akron, Ohio 44301.
Mailing Date	This Proxy Statement, together with the related proxy card and our 2019 Annual Report to Shareholders, is being mailed to our shareholders on or about March 23, 2020.
Availability on the Internet

This Proxy Statement and the Company’s 2019 Annual Report to Shareholders are available on Myers Industries’ website at http://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

56  |  Myers Industries, Inc.

Executive Officers of the Company

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC under the heading “Directors and Executive Officers of the Registrant,” which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of our filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s website at www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on our own website at www.myersindustries.com. The content of our website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

Shareholder Proposals for Inclusion in Proxy Statement

Any shareholder who intends to present a proposal at the Company’s next Annual Meeting to be held in April 2021 must deliver a signed letter of proposal to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301:

•	Not later than November 25, 2020, if the proposal is submitted for inclusion in the Company’s proxy materials for the Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, or
•

Not earlier than January 29, 2021, and not later than February 28, 2021 (subject to announcement of the Annual Meeting date, as described below), if the proposal is submitted pursuant to the Company’s Amended and Restated Code of Regulations

In accordance with our Amended and Restated Code of Regulations, a shareholder may submit notice of a shareholder proposal that it intends to raise at our Annual Meeting (and not desiring to be included in the Company’s proxy statement) only if advance written notice of such intention is received by the Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such Annual Meeting of shareholders. In the event that the date of such meeting is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholder’s intent to submit a proposal must be received by the Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to submit a shareholder proposal must follow the procedure outlined in Article I, Section 11 of our Amended and Restated Code of Regulations, titled “Advance Notice of Shareholder Proposals” and then send a signed letter of proposal to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. The Company disclosed the date of the 2020 Annual Meeting on February 18, 2020, and received no proposals satisfying the requirements of Rule 14a-8 under the Exchange Act or the Company’s Amended and Restated Code of Regulations. The Company intends to hold its 2021 Annual Meeting of Shareholders on April 28, 2021.

The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.

Incorporation by Reference

The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this proxy entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

2020 Proxy Statement  |  57

Cost of Proxy Solicitation

The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers Industries. In addition to the use of the mail, proxies may be solicited by personal interview and telephone by directors, officers and employees of Myers Industries. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers Industries will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Copy of the Form 10-K

Although a copy of the Annual Report on Form 10-K is provided to you at the time of delivery of the definitive Proxy Statement, we will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersindustries.com and at the SEC’s website at www.sec.gov.

Notice Regarding Delivery of Security Holder Documents

The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of common stock held through such brokerage firms. If your family has multiple accounts holding shares of common stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Trademark

Myers Industries, Inc.® is a registered trademark of the Company.

58  |  Myers Industries, Inc.

APPENDIX A – MYERS INDUSTRIES, INC.

Reconciliation of non-GAAP Financial Measures

Gross Profit, Operating Income and EBITDA (unaudited)

(Dollars in thousands)

	Year Ended December 31, 2019
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$356,407	$159,349	$515,756	$(58)	$515,698

GAAP Gross profit			171,312	—	171,312
Add: Restructuring expenses and other adjustments			172	—	172
Gross profit as adjusted			171,484	—	171,484
Gross profit margin as adjusted			33.2%	n/a	33.3%

GAAP Operating income (loss)	53,144	10,076	63,220	(25,954)	37,266
Add: Restructuring expenses and other adjustments(1)	172	865	1,037	265	1,302
Add: Tuffy acquisition costs	—	274	274	316	590
Add: Asset impairment	916	—	916	—	916
Add: Environmental charges	—	—	—	4,000	4,000
Less: CEO stock award reversal	—	—	—	(2,031)	(2,031)
Operating income (loss) as adjusted	54,232	11,215	65,447	(23,404)	42,043
Operating income margin as adjusted	15.2%	7.0%	12.7%	n/a	8.2%

Add: Depreciation and amortization	21,282	1,501	22,783	413	23,196
Less: Depreciation adjustments	(44)	—	(44)	—	(44)
EBITDA as adjusted	$75,470	$12,716	$88,186	$(22,991)	$65,195
EBITDA margin as adjusted	21.2%	8.0%	17.1%	n/a	12.6%
(1) Includes gross profit adjustments of $172 and SG&A adjustments of $1,130

	Year Ended December 31, 2018
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$417,199	$149,636	$566,835	$(100)	$566,735

GAAP Gross profit			179,293	—	179,293
Add: Restructuring expenses and other adjustments			746	—	746
Gross profit as adjusted			180,039	—	180,039
Gross profit margin as adjusted			31.8%	n/a	31.8%

GAAP Operating income (loss)	57,948	7,441	65,389	(59,062)	6,327
Add: Restructuring expenses and other adjustments(1)	1,131	—	1,131	—	1,131
Add: Charges related to 2015 sale of Lawn & Garden business(2)	—	—	—	33,331	33,331
Add: Environmental charges	—	—	—	201	201
Add: Asset impairment	—	—	—	308	308
Add: Loss (gain) on sale of assets	(208)	(665)	(873)	—	(873)
Operating income (loss) as adjusted	58,871	6,776	65,647	(25,222)	40,425
Operating income margin as adjusted	14.1%	4.5%	11.6%	n/a	7.1%

Add: Depreciation and amortization	24,158	1,169	25,327	426	25,753
Less: Depreciation adjustments	(213)	—	(213)	—	(213)
EBITDA as adjusted	$82,816	$7,945	$90,761	$(24,796)	$65,965
EBITDA margin as adjusted	19.9%	5.3%	16.0%	n/a	11.6%
(1) Includes gross profit adjustments of $746 and SG&A adjustments of $385
(2) Includes $23,008 for provision for loss on note receivable and $10,323 for lease guarantee

.

VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery  of information up until 11:59 p.m. Eastern Time the day before the cut-off date  or meeting date. Have your proxy card in hand when you access the web site  and follow the instructions to obtain your records and to create an electronic  voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/MYE2020  You may attend the Annual Meeting of Shareholders via the Internet and vote  during the meeting. Have the information that is printed in the box marked by  the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have  your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  MYERS INDUSTRIES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.  P.O. BOX 1342  BRENTWOOD, NY 11717  D01284-P34280  For  All   Withhold  All  For All  Except  To withhold authority to vote for any individual  nominee(s), mark "For All Except" and write the  number(s) of the nominee(s) on the line below.  MYERS INDUSTRIES, INC.  The Board of Directors recommends you vote FOR all of the following:  !  !  !  1. Election of Directors   Nominees:   01) SARAH R. COFFIN   02) RONALD M. DE FEO   03) WILLIAM A. FOLEY   04) F. JACK LIEBAU, JR.   05) BRUCE M. LISMAN  06) LORI LUTEY  07) MICHAEL MCGAUGH  08) JANE SCACCETTI  09) ROBERT A. STEFANKO  For   Abstain  Against  The Board of Directors recommends you vote FOR proposals 2 and 3.  !  !  !  2. Advisory approval of the compensation of the named executive officers  !  !  !  3. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  !  For address change/comments, mark here.  (see reverse for instructions)  !  !  Please indicate if you plan to attend this meeting.  Yes   No  Plase sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint  owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.   Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  D01285-P34280  MYERS INDUSTRIES, INC.  Annual Meeting of Shareholders  April 29, 2020 9:00 AM EDT  This proxy is solicited on behalf of The Board of Directors  The undersigned hereby appoints Kevin Brackman and Andrean Horton, or either of them, with full power of  substitution, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse  side of this ballot, all of the shares of common stock of MYERS INDUSTRIES, INC. that the undersigned  is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM EDT on April 29, 2020, at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, and any adjournment or  postponement thereof.  IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE  UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE  DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND FOR PROPOSALS 2  AND 3.  Address Changes/Comments: _______________________________________________________________________________  ________________________________________________________________________________________________________   (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)  Continued and to be signed on reverse side